Exhibit 2.1

Dated 14 October 2014

SHARE PURCHASE AGREEMENT

in relation to acquisition of 100% share capital of BIS Ltd.

between

MAURICE DUC HINH NGUYEN

and

THUY THU NGO

as the Seller Guarantors

STELLAR VIEW LIMITED
as the Seller

NORD ANGLIA EDUCATION LIMITED
as the Purchaser Guarantor

and

NAE HONG KONG LIMITED
as the Purchaser

TABLE OF CONTENTS

1.	INTERPRETATION	3

2.	SALE AND PURCHASE OF SALE SHARES	11

3.	CONSIDERATION	12

4.	ADJUSTMENT TO CONSIDERATION	14

5.	CONDITIONS	16

6.	COMPLETION	16

7.	PRE-COMPLETION COVENANTS	17

8.	POST-COMPLETION OBLIGATIONS OF THE SELLER	17

9.	POST-COMPLETION OBLIGATIONS OF THE PURCHASER	17

10.	WARRANTIES AND UNDERTAKINGS	18

11.	COVENANTS IN RESPECT OF TAX	19

12.	INDEMNITY	20

13.	OFFICERS OF TARGET GROUP ENTITIES	22

14.	NON-COMPETITION	23

15.	CONFIDENTIALITY	24

16.	GUARANTEES	25

17.	JOINT AND SEVERAL LIABILITIES AND RIGHTS OF THE WARRANTORS	25

18.	ASSIGNMENT	25

19.	ENTIRE AGREEMENT	26

20.	SEVERANCE AND VALIDITY	26

21.	VARIATIONS	26

22.	REMEDIES AND WAIVERS	26

23.	EFFECT OF COMPLETION	26

24.	COSTS, EXPENSES AND TAX	26

25.	EXCHANGE RATE	27

26.	DISCLOSURE AND ANNOUNCEMENTS	27

27.	NOTICES	27

28.	COUNTERPARTS	28

29.	GOVERNING LAW AND SETTLEMENT OF DISPUTES	28

30.	EXCULPATION OF FINANCING SOURCES	29

SCHEDULE 1 DETAILS OF THE TARGET GROUP ENTITIES		30

SCHEDULE 2 CONDITIONS		31

SCHEDULE 3 COMPLETION ARRANGEMENTS		32

SCHEDULE 4 BANK FACILITIES AND SECURITY INTERESTS		33

SCHEDULE 5 RESTRUCTURING		34

SCHEDULE 6 FORM OF AUTHORISATIONS		35

SCHEDULE 7 WARRANTIES		36

SCHEDULE 8 WARRANTORS’ LIMITATIONS ON LIABILITY		52

SCHEDULE 9 PRE-COMPLETION		54

SCHEDULE 10 COMPLETION ACCOUNTS		55

SCHEDULE 11 FORM OF COMPLETION ACCOUNTS		56

EXECUTION		57

ANNEXURE 1 FORM OF MASTER SHAREHOLDERS AGREEMENT		59

ANNEXURE 2 FORM OF LEASE AGREEMENTS		60

ANNEXURE 3 LIST OF DATA ROOM DOCUMENTS		61

ANNEXURE 4 FORM OF AUTHORIZATION LETTER		62

ANNEXURE 5 FORM OF DEBT COMMITMENT LETTER		63

ANNEXURE 6 FORM OF ANNOUNCEMENTS		64

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on 14 October 2014

BETWEEN:

(1)                                 MAURICE DUC HINH NGUYEN, the holder of French Passport No. 12AI19390, with his residential address at 20 Tu Xuong Street, Hiep Phu Ward, District 9, Ho Chi Minh City, Vietnam (“Mr. Nguyen”);

(2)                                 THUY THU NGO, the holder of Canadian Passport No. BA379385, with her residential address at 20 Tu Xuong Street, Hiep Phu Ward, District 9, Ho Chi Minh City, Vietnam (together with Mr. Nguyen, the “Seller Guarantors”);

(3)                                 STELLAR VIEW LIMITED, a private company limited by shares incorporated in the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (the “Seller”);

(4)                                 NAE HONG KONG LIMITED, a private company limited by shares incorporated in Hong Kong with registered number 1009454 and having its registered office at St. George’s Building, Level 12, 2 Ice House Street, Central, Hong Kong (the “Purchaser”); and

(5)                                 NORD ANGLIA EDUCATION LIMITED, a company limited by shares incorporated in the United Kingdom with its registered office at 6th Floor, 18 King William Street, London, United Kingdom, EC4N 7BP (the “Purchaser Guarantor”).

WHEREAS:

(A)                               The Seller is the legal and beneficial owner of 50,000 shares of the Company, representing one hundred percent (100%) of the issued and outstanding share capital of the Company.

(B)                               As of the Completion Date, the Company shall own, directly and indirectly, ninety percent (90%) of the interest in each of the School Entities.  The corporate structure chart of the Target Group Entities as of the date of this Agreement and immediately before the Completion are set respectively out in Part 5A and Part 5B of Schedule 1.

(C)                               The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

(D)                               The Seller Guarantors have agreed to guarantee the obligations of the Seller and the Target Group Entities arising under this Agreement. The Purchaser Guarantor has agreed to guarantee the obligations of the Purchaser arising under this Agreement.

IT IS AGREED:

1.                                      INTERPRETATION

1.1                               In this Agreement:

“Accounts” means:

(a)                                 the audited balance sheet of each School Entity for the 2011/2012 Financial Year, the 2012/2013 Financial Year and the 2013/2014 Financial Year; and

(b)                                 the audited profit and loss account and cash flow statement of each School Entity for the 2011/2012 Financial Year, the 2012/2013 Financial Year and the 2013/2014 Financial Year,

together in each case with all notes, reports and statements required by law or Relevant Accounting Standards to be included in or annexed to them;

“Accounts Date” means 30 June 2014;

“Adjusted Revenue” means, with respect to a given Financial Year, the aggregate revenue generated from the operation of the School Entities, net of any discount on tuition fees and scholarships in such Financial Year, and for the avoidance of doubt, as evidenced by the audited financial statements of the School Entities, excluding, for the avoidance of doubt, (i) any revenue generated from or in relation to the BVIS HCMC Land Transaction; and (ii) any payment to any of the School Entities by the Seller pursuant to any Claim by the Purchaser under this Agreement;

“Affiliate” means, in relation to any person, any other person which directly or indirectly (i) Controls that person, (ii) is Controlled by that person, or (iii) is, along with that person, under the common Control of another person, and in relation to an individual, “Affiliate” shall also be deemed to include his or her spouse and their respective children, and in relation to any Warrantor, an “Affiliate” shall also be deemed to include any person that is Controlled by the Warrantors (or any combination of them) by virtue of their aggregate holding of shares or voting powers or powers conferred to them under the articles of association or other document regulating that person;

“Authorisations” has the meaning given to it in Clause 13.3;

“Bank Facilities” means the bank facilities extended to any Target Group Entity, details of which are set out in Part 1 of Schedule 4;

“BIS Co. Ltd.” means The British International School Company Limited, the holding company of BIS HCMC, being a limited liability company incorporated under the laws of Vietnam, short particulars of which are set out in Part 2 of Schedule 1;

“BIS Group of Schools — Hanoi Project” means a school project registered under the name of TH Investment in accordance with Investment Certificate No. 011022002738 dated 7 August 2014 granted by the People’s Committee of Hanoi City;

“BIS HANOI” means British International Multi-Level School in Hanoi City, a foreign-invested multi-level school incorporated under the laws of Vietnam, short particulars of which are set out in Part 3 of Schedule 1;

“BIS HCMC” means British International School in Ho Chi Minh City, a foreign-invested multi-level school incorporated under the laws of Vietnam, short particulars of which are set out in Part 3 of Schedule 1;

“BIS HCMC Rental Deposit” means prior to Completion, the sum of VND426,198,121,158, being the deposit rental for the lease of the School Properties of BIS HCMC, a part of which shall be repaid after the Completion in accordance with Clause 8.3;

“Business Day” means a day (other than a Saturday and Sunday) when commercial banks are open for ordinary banking business in New York, Hong Kong and Vietnam;

“BVI” means the British Virgin Islands;

“BVIS HANOI” means Royal British Vietnamese International Multi-Level School in Hanoi City, a foreign-invested multi-level school incorporated under the laws of Vietnam, short particulars of which are set out in Part 3 of Schedule 1;

“BVIS HCMC” means, British Vietnamese International School (Kindergarten and Primary) in Ho Chi Minh City and British Vietnamese International School (Secondary and High School) in Ho Chi Minh City, collectively a multi-level school incorporated under the laws of Vietnam, short particulars of which are set out in Part 3 of Schedule 1;

“BVIS HCMC Land Parcels” means the two parcels of lands under the land use right certificate No. BK 704856 dated 9 October 2012 and land use right certificate No. BK 704855 dated 9 October 2012;

“BVIS HCMC Land Transaction” means the transfer by TH Education to TH of the BVIS HCMC Land Parcels and the School Properties thereon;

“Claim” means any valid claim for Losses by the Purchaser against the Warrantors in respect of any of the Warrantors’ Warranties, covenants, indemnifications or other obligations under this Agreement;

“Company” means BIS Ltd., a company incorporated under the laws of BVI, short particulars of which are set out in Part 1 of Schedule 1;

“Completion” means the completion of the sale and purchase of the Sale Shares under this Agreement;

“Completion Accounts” means the consolidated balance sheet of the Target Group Entities in the form set out in Schedule 11 as at the Effective Time to be prepared and agreed or determined pursuant to Schedule 10;

“Completion Date” means the date determined by the Purchaser which is not earlier than (i)  the third (3rd) Business Day and not later than the tenth (10th) Business Day following the date on which the Completion Notice is delivered by the Seller to the Purchaser and the Purchaser, acting reasonably, has not disputed the satisfaction of the Conditions or (ii) 20 Business Days after the issue of the Debt Commitment Letter, whichever is later;

“Completion Notice” has the meaning given to it in Clause 5.5;

“Conditions” means the conditions referred to in Clause 5 and set out in Schedule 2;

“Consideration” has the meaning given to it in Clause 3.1;

“Consideration Shares” means 50,000 shares in NORD;

“Control” or “Controlled” means, in relation to a body corporate, the power of a person directly or indirectly alone or with the cooperation of others to secure:

(a)                                 by means of the holding of shares or the possession of voting power (either at shareholder level or director level) of not less than 51% of the total voting rights in or in relation to that or any other body corporate; or

(b)                                 by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Debt Commitment Letter” means the commitment letter pursuant to which the lenders named therein have committed to provide the Purchaser with debt financing (the “Debt Financing”), subject to the terms and conditions set forth therein, to fund the Initial Cash Consideration, in substantially the same form and content as attached in Annexure 5; provided that, for the avoidance of doubt, the Purchaser may amend the Debt Commitment Letter, except to the extent such amendment, supplement, modification or waiver (a) reduces or has the effect of reducing the aggregate amount of cash proceeds available from the Debt Financing contemplated in the Debt Commitment Letter (unless after giving effect to such reduction the aggregate amount of the Debt Financing contemplated to be funded by the Debt Commitment Letter is sufficient to consummate the Completion), (b) imposes new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent to the receipt or funding of the Debt Financing in a manner adverse to the Purchaser, (c) amends or modifies any other term of the Debt Commitment Letter in a manner that would reasonably be expected to (i) delay or prevent the Completion or (ii) make the timely funding of the Debt Financing or satisfaction of the conditions precedent to obtaining the Debt Financing less likely to occur, or (d) adversely impacts the ability of the Purchaser to enforce its rights or remedies against the other parties to the Debt Commitment Letter;

“Debt Financing” has the meaning given to it in the definition of the term “Debt Commitment Letter”;

“Deferred Consideration” means US$25,500,000, being the aggregate of the First Deferred Consideration, the Second Deferred Consideration and the Third Deferred Consideration;

“Deposits” means the BIS HCMC Rental Deposit and the Other Rental Deposits;

“Disclosed” means fairly and accurately disclosed by the Disclosure Letter and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter of the same date as this Agreement (including the contents of any schedule or appendix thereto) from the Seller to the Purchaser together with all documents annexed to it in the agreed form, including those listed in Annexure 3 of this Agreement, qualifying and making disclosures against the Warrantors’ Warranties, copies of which have been countersigned on behalf of the Purchaser and the Seller;

“EBITDA” means earnings before interest, taxes, depreciation, and amortization;

“Effective Time” means 11:59 pm (Hong Kong time) on the Completion Date;

“Encumbrance” means any claim, mortgage, charge, pledge, lien, restriction, assignment, power of sale, hypothecation, security interest, title retention, trust arrangement, subordination arrangement, contractual right of set-off or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement, arrangement or obligation to create any of the same, and “Encumber” and “Encumbered” shall be construed accordingly;

“Estimated Adjustment Amount” has the meaning given to it in Clause 4.1(b);

“Expiring License” has the meaning given to it in Clause 3.5(b);

“Final Adjustment Amount” has the meaning given to it in Clause 4.2;

“Financial Year” means the period from 1 July to 30 June (both days inclusive) of any year;

“Financing Sources” means each of the agents, arrangers, lenders and other entities that are contemplated to provide or have otherwise entered into agreements in connection with the Debt Financing;

“First Deferred Consideration” has the meaning given to it in Clause 3.2(b);

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Indebtedness” means in respect of any of the Target Group Entities, any borrowing or indebtedness in the nature of borrowing, including any indebtedness for monies borrowed or raised under any bank or third party guarantee, counter-indemnity, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a similar kind required to be included in the balance sheet of that company or other entity pursuant to the Relevant Accounting Standards, and interest accrued thereon;

“Independent Accountant” means PricewaterhouseCoopers, Ernst & Young, Deloitte Touche Tohmatsu, KPMG or any other independent firm of certified accountants of international repute agreed in writing between the Purchaser and the Seller;

“Initial Cash Consideration” has the meaning given to it in Clause 3.2(a)(i);

“Initial Consideration” has the meaning given to it in Clause 3.2(a);

“Intellectual Property Rights” means (i) copyright, patents, database rights and rights in trade marks, service marks, logos, designs, know-how and confidential information (whether registered or unregistered), domain names, (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“International Educatown Project” means a real estate development project registered under the name of TH Educatown in accordance with Investment Certificate No. 011041002579 dated 7 August 2014 granted by the People’s Committee of Hanoi City;

“Intra-Group Items” means all payables and receivables between any Target Group Entity and any other Target Group Entity;

“Land Rights” means with respect to any real properties, valid land use rights (for the purposes of the Law on Land No. 45/2013/QH13 of Vietnam’s National Assembly dated 29 November 2013) in respect of such real properties, or other legal rights to use and grant leases over such real properties;

“Lease Agreements” means the (i) the lease agreement to be entered into between BIS Co. Ltd. and TH for the School Properties of BIS HCMC in the form set out in Annexure 2; and (ii) the lease agreement to be entered into between TH Education and TH for the School Properties of BVIS HCMC in the form set out in Annexure 2;

“Long Stop Date” means 31 December 2014, which can be extended to no later than 31 March 2015 in the event either of the Conditions in Paragraphs 1 and 14 of Part 1 of Schedule 2 is not fulfilled by 31 December 2014 upon written notification by the Purchaser to the Seller, or such other date as the Parties may agree in writing;

“Losses” includes, in respect of any matter, event or circumstance, all valid demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including reasonable legal costs in investigating, disputing and defending any valid claim, action or proceeding), expenses (including Tax), disbursements and other liabilities in any case of any nature whatsoever, but in each event excluding any indirect or consequential loss or damage of any kind whatsoever, howsoever arising;

“Management Accounts” means the unaudited balance sheet of each School Entity, the unaudited consolidated balance sheet of the School Entities, the unaudited profit and loss account of each School Entity and the unaudited consolidated profit and loss account of the School Entities for each of the monthly periods from 1 July 2014 to the end of the calendar month immediately preceding the date of this Agreement in the agreed form;

“Master Shareholders Agreement” means the master shareholders’ agreement in the form set out in Annexure 1 to be entered into among each of the Seller Guarantors, the Purchaser and the Target Group Entities on the date hereof and to take effect on the Completion Date;

“Material Adverse Change” means any event, change, circumstance, effect or other matter that has, or is likely to have, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise) of the Target Group Entities, taken as a whole, or (b) the ability of the Target Group Entities to perform their obligations under the Transaction Documents or to consummate in a timely manner the transactions contemplated by the Transaction Documents;

“NORD” means Nord Anglia Education, Inc., whose shares are publicly traded on the New York Stock Exchange under the ticker symbol “NORD”;

“Oasis” means Oasis Development Management Limited, a company incorporated in the BVI, short particulars of which are set out in Part 4 of Schedule 1;

“Offering Documents” means rating agency presentations, offering and syndication documents (including lender and investor presentations, bank information memoranda and similar documents), business projections and other marketing documents required in connection with the Debt Financing;

“Other Rental Deposits” means all of the deposits paid in relation to the rentals for any land, buildings, or residential accommodation used by the Target Group Entities or their employees, other than the BIS HCMC Rental Deposit;

“Party” means a party to this Agreement and “Parties” means the parties to this Agreement;

“Personnel” in relation to any company means that company’s directors, officers, employees, and authorised representatives;

“Purchaser’s Statement” has the meaning given to it in Clause 4.1(b);

“Purchaser’s Warranties” means the representations and warranties given by the Purchaser to the Seller as set out in Part 2 of Schedule 7 and “Purchaser’s Warranty” shall mean any one of them;

“Relevant Accounting Standards” means, in relation to any Accounts or Management Accounts, the Vietnam Accounting Standards and the relevant accounting policies applied in the past three years;

“Relevant Party” has the meaning given to it in Clause 10.10;

“Relevant Period” has the meaning given to it in Clause 13.3;

“Representative” has the meaning given to it in Clause 13.3;

“Required Information” means (a) all financial information and data regarding the Target Group Entities (including with respect to any acquired entities) required to satisfy the conditions set forth in the Debt Commitment Letter (as of its effective date, or the corresponding provision of any amendment, restatement, amendment and restatement, supplement, modification or replacement thereof); and (b) all other information with respect to the Target Group Entities and their respective businesses and industries as are reasonably required by the Financing Sources or the Purchaser for preparation of, or are customarily included in, Offering Documents for the Debt Financing, in the type and form necessary for or customarily included in such Offering Documents;

“Restructuring” means the restructuring of the shareholding of the Target Group Entities,

details of which are set out in Schedule 5;

“Restructuring Deliverables” means the documents evidencing the due completion of the Restructuring as set out in Schedule 5 and to be delivered by the Seller to the Purchaser under this Agreement;

“Royal City” means Royal City Real Estate Development and Investment Joint Stock Company;

“Sale Shares” means such number of shares in any and all classes representing the entire issued share capital of the Company;

“Sai Dong” means Sai Dong Urban Development and Investment Joint Stock Company;

“Seller’s Group” means the Warrantors;

“School Entities” means BIS HCMC, BVIS HCMC, BIS HANOI and BVIS HANOI;

“School Holding Companies” means BIS Co. Ltd., TH Education and TH Investment;

“School Licenses” means the licenses of each School Entity for it to carry on its business, short particulars of which are set out in Part 6 of Schedule 1;

“School Properties” means the properties (including lands and buildings thereon) that are leased, let or licensed to, or used by (under business cooperation contracts), each School Entity or its School Holding Company, short particulars of which are set out in Part 7 of Schedule 1;

“Second Deferred Consideration” has the meaning given to it in Clause 3.2(c);

“Security Interests” means any Encumbrance created over any shares or asset of the Target Group Entities or the School Properties, or any guarantee provided by any Target Group Entity;

“Subsequent Adjustment Amount” has the meaning given to it in Clause 4.3;

“Subsequent Adjustment Payment Date” means the tenth (10th) Business Day after the date on which the Completion Accounts are agreed between the Parties or otherwise determined in accordance with Schedule 10;

“Target Group Entities” means the Company, the School Holding Companies, the School Entities and Oasis, and “Target Group Entity” means each of them;

“Tax” means all forms of taxation, withholdings, deductions, duties, imposts, levies, fees, charges, social security contributions, and rates imposed, levied, collected, withheld, assessed or enforced by any local, municipal, regional, urban, governmental, state, federal or other body or authority in the BVI, Vietnam, or elsewhere, in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith;

“Tax Liability” includes:

(a)                                 any liability to make an actual payment of or in respect of Tax, in which case the amount of the Tax Liability shall be the amount of the actual payment; and

(b)                                 the loss or reduction in the amount of any incentive relating to corporate income tax applicable to any Target Group Entity as stated in Paragraph 10.6 of Part 1 of Schedule 7 which would (were it not for the loss or reduction of the incentive) have otherwise been available to any Target Group Entity, in which case the amount of the Tax Liability will be the amount of Tax which would (calculated by reference to the rates of Tax in force at Completion) have been saved or relieved but for the loss or reduction of the incentive, assuming for this purpose that the Target Group Entity had sufficient profits or was otherwise in a position to use the incentive and used the incentive in priority to any other reliefs.

“Tax Warranty Claim” means any Claim against the Warrantors in respect of any of the Warrantors’ Warranties under Paragraph 10 of Part 1 of Schedule 7;

“TH” means Thien Huong Company Limited, a limited liability company incorporated under the laws of Vietnam with its registered address at 215 Nguyen Van Thu Street, Da Kao Ward, District 1, Ho Chi Minh City, Vietnam;

“TH Demerger Confirmation Agreement” means an agreement, in the agreed form, between TH Investment and TH Educatown, confirming that TH Educatown shall be held liable for, and indemnify TH Investment against, any Losses in connection with the BIS Group of Schools - Hanoi Project arising before the demerger of TH Investment (into TH Investment and TH Educatown), which demerger came into effect from 7 August 2014 and the International Educatown Project (arising before or after such demerger);

“TH Education” means Thien Huong Education Joint Stock Company, the holding company of BVIS HCMC, being a joint stock company incorporated under the laws of Vietnam, short particulars of which are set out in Part 2 of Schedule 1;

“TH Educatown” means Thien Huong International Educatown Limited Company, a limited liability company demerged from TH Investment and solely owned by TH in accordance with Investment Certificate No. 011041002579 dated 7 August 2014 granted by the People’s Committee of Hanoi City;

“TH Investment” means Thien Huong Investment Company Limited, the holding company of BIS Hanoi and BVIS Hanoi, being a limited liability company incorporated under the laws of Vietnam, short particulars of which are set out in Part 2 of Schedule 1;

“Third Deferred Consideration” has the meaning given to it in Clause 3.2(d);

“Transaction Documents” means this Agreement, the Master Shareholders Agreement and the Lease Agreements;

“Transfer Date” means the date of the transfer of BVIS HCMC Land Parcels;

“USD” or “US$” means United States Dollars, the lawful currency of the United States of America;

“Vietnam” means the Socialist Republic of Vietnam;

“Vietnam Accounting Standards” means Vietnamese Accounting Standards and System;

“VND” means Vietnamese Dong, the lawful currency of Vietnam;

“Warranties” means the Purchaser’s Warranties and the Warrantors’ Warranties as set out in Schedule 7;

“Warrantors” means the Seller Guarantors and the Seller and “Warrantor” means any of them; and

“Warrantors’ Warranties” means the representations and warranties given to the Purchaser as set out in Part 1 of Schedule 7 and “Warrantors’ Warranty” shall mean any one of them.

1.2                               The expression “in the agreed form” means in the form agreed between the Purchaser and the Seller and signed for the purposes of identification by or on behalf of the Purchaser and the Seller.

1.3                               Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4                               References to “include” or “including” are to be construed without limitation.

1.5                               References to a “company” include any natural person, company, corporation or other body corporate wherever and however incorporated or established.

1.6                               References to a “person” include any company, partnership, joint venture, firm, association, trust and any governmental or regulatory authority.

1.7                               The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.8                               Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.9                               References to Clauses, Paragraphs, Schedules and Annexures are to clauses and paragraphs of and schedules and annexures to, this Agreement.  The Schedules form a part of this Agreement.

1.10                        References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.11                        The expressions “ordinary course of business” or “business in the ordinary course” means the ordinary and usual course of business of any Target Group Entity, consistent in all respects (including nature and scope) with the prior practice of the Target Group Entity and in compliance with applicable laws, rules and regulations.

2.                                      SALE AND PURCHASE OF SALE SHARES

2.1                               The Seller shall at Completion sell and the Purchaser (relying on the obligations of the Seller and the Warrantors’ Warranties under this Agreement) shall purchase, the entire legal and beneficial ownership, in the Sale Shares, free from all Encumbrance and together with all rights now or in the future attaching to them (including the right to receive all dividends, distributions or any return of capital declared, made or paid on or after the date of this Agreement) on the terms and subject to the conditions of this Agreement.

2.2                               The Seller covenants with the Purchaser that it has now and at all times up to and at Completion shall have full power and right to sell and transfer to the Purchaser the legal and beneficial title in the Sale Shares.

2.3                               The Purchaser may designate one or more person(s) and/or entity(ies) as transferee(s) of the Sale Shares for the purpose of the Completion.

2.4                               The Seller undertakes that from the date of this Agreement until Completion or its termination in accordance with the terms hereof, the Purchaser has the sole and exclusive right to purchase the Sale Shares and thereby indirectly the interest in each of the Target Group Entities in accordance with this Agreement and no discussions or negotiations will take place to sell any interest in any Target Group Entity directly or indirectly by any means with any other person.

2.5                               The Seller covenants with the Purchaser that as of the Completion Date, the Company shall be the legal and beneficial owner of ninety percent (90%) of the interest, free from all Encumbrances, in each of the School Entities directly or indirectly through their ownership in the School Holding Companies, save for BVIS HCMC and TH Education, and shall indirectly own eighty-one percent (81%) of the interests in each of BVIS HCMC and TH Education (but shall have the right to ninety percent (90%) of the total economic benefits generated from BVIS HCMC and TH Education), in each case in the shareholding percentages set out in Part 5B of Schedule 1.

3.                                      CONSIDERATION

3.1                               The total consideration for the sale and purchase of the Sale Shares to be paid by the Purchaser to the Seller (the “Consideration”) shall be the aggregate of:

(a)                                 US$165,500,000 (One hundred and sixty-five million and five hundred thousand United States dollars); and

(b)                                 the Consideration Shares,

subject to the adjustments in Clause 4.

3.2                               The Consideration shall be paid by the Purchaser to the Seller as follows:

(a)                                 at Completion, the Purchaser shall:

(i)                                     pay to the Seller US$140,000,000 (One hundred and forty million United States dollars), as adjusted by the Estimated Adjustment Amount pursuant to Clause 4.1, if any (“Initial Cash Consideration”) to the bank account designated by the Seller in writing at least five (5) Business Days prior to the Completion Date; and

(ii)                                  procure that (i) NORD passes resolutions authorizing the issuance of the Consideration Shares to the Seller or any person designated by the Seller in writing at least five (5) Business Days prior to the Completion Date; and (ii) NORD delivers an authorization letter addressed to its transfer agent in the form set out in Annexure 4,

(together, the “Initial Consideration”);

(b)                                 subject to Clause 3.4, on the later of (i) the first anniversary of the Completion Date; and (ii) ninety (90) days after the end of the Financial Year in which the aggregate Adjusted Revenue of the School Entities first reaches the VND equivalent of US$58,000,000, the Purchaser shall pay to the Seller US$8,500,000 (Eight million and five hundred thousand United States dollars) (“First Deferred Consideration”) to the bank account designated by the Seller in writing at least five (5) Business Days prior to the relevant payment date;

(c)                                  subject to Clause 3.4, on the later of (i) the second anniversary of the Completion Date; and (ii) ninety (90) days after the end of the Financial Year in which the aggregate Adjusted Revenue of the School Entities first reaches the VND equivalent of US$65,000,000, the Purchaser shall pay to the Seller US$8,500,000 (Eight million and five hundred thousand United States dollars) (“Second Deferred Consideration”) to the bank account designated by the Seller in writing at least five (5) Business Days prior to the relevant payment date; and

(d)                                 subject to Clause 3.4, on the later of (i) the third anniversary of the Completion Date; and (ii) ninety (90) days after the end of the Financial Year in which the aggregate Adjusted Revenue of the School Entities first reaches the VND equivalent of US$70,000,000, the Purchaser shall pay to the Seller US$8,500,000 (Eight million and five hundred thousand United States dollars) (“Third Deferred Consideration”) to the bank account designated by the Seller in writing at least five (5) Business Days prior to the relevant payment date.

3.3                               In Clauses 3.2(b), 3.2(c) and 3.2(d), the VND equivalent of the Adjusted Revenue shall be calculated using the prevailing exchange rate between VND and USD published by the State Bank of Vietnam via its website at http://sbv.gov.vn on the date of the audited financial statements for the relevant Financial Year of the School Entities.

3.4                               The Purchaser shall be entitled to deduct from any payment of the First Deferred Consideration and the Second Deferred Consideration due to the Seller any amount equal to 100% of the amount of any valid Claim under this Agreement and any estimated costs that have been incurred by the Purchaser arising from or relating to (a) any valid Claim admitted in writing by the Seller or (b) any valid Claim which has not been admitted in writing by the Seller but in relation to which the Purchaser shall have initiated arbitration proceedings in accordance with Clause 29 within 90 days from such Claim (“Withheld Amount”). When all such Claims by the Purchaser have been agreed or determined and all payments relating to such Claims (including costs) have been made in full to the Purchaser, either by a set-off of such portion of the First Deferred Consideration or Second Deferred Consideration or otherwise, the remaining Withheld Amount, if any, shall be paid to the Seller.

3.5                               The payment of any Deferred Consideration by the Purchaser to the Seller pursuant to Clauses 3.2(b) to 3.2(d) shall be conditional on:

(a)                                 all School Licenses of each School Entity being valid and effective as of the respective payment date, except to the extent that any of the School Licenses has been revoked or terminated as a result of any wilful, unlawful, or negligent act or omission, on the part of the Purchaser or any of the Purchaser’s Affiliates or any Personnel of the Purchaser or any of its Affiliates after the Completion (“Purchaser’s Act”), provided that in determining whether any act or omission constitutes a Purchaser’s Act, any act or omission that is consistent with any act or omission of any member of the Seller’s Group, the Target Group Entities or their Personnel prior to the Completion Date shall not be deemed a Purchaser’s Act; and

(b)                                 there being no School License whose expiry date falls on a date within three (3) months after the respective payment date (“Expiring License”).

In the event of (b) above, the payment of the Deferred Consideration shall be deferred to such date falling three (3) Business Days after the Expiring License is renewed and there is no breach of the condition set out in (a) above.

3.6                               Securities Act

(a)                                 For the purpose of this Clause 3.6,

“Regulation S” means Regulation S of the rules and regulations promulgated under the Securities Act;

“SEC Documents” means documents required to be filed or furnished by NORD with the U.S. Securities and Exchange Commission; and

“Securities Act” means the U.S. Securities Act of 1933, as amended.

(b)                                 The Seller undertakes to the Purchaser that it will be acquiring the Consideration Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  The Seller has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or warrant participation to that person or to any third person, with respect to any of the Consideration Shares.  The Seller is not involved in a plan or scheme designed to evade the registration provisions of the Securities Act, and is not presently, and will not be as of the Completion Date, a “U.S. person” within the meaning of Regulation S.  The

Seller will acquire the Consideration Shares in an “offshore transaction” within the meaning of Regulation S.

(c)                                  The Seller acknowledges and agrees that the Consideration Shares, once issued, are not and will not be registered under the Securities Act, or any state or foreign securities laws, and that the Consideration Shares, once issued, may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state or foreign securities laws and regulations, as applicable.  The Seller acknowledges that the register of members relating to the Consideration Shares will bear legends to such effect.

(d)                                 The Seller acknowledges and agrees that it is able to bear the economic risk of holding the Consideration Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Consideration Shares.

(e)                                  The Seller acknowledges and agrees that it has had an opportunity to review copies of the SEC Documents filed or furnished on behalf of NORD and has had access to all publicly available information with respect to NORD.

(f)                                   The Seller warrants to the Purchaser that at no time was the Seller presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising or any “directed selling efforts” within the meaning of Regulation S.

(g)                                  The Seller acknowledges and agrees that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his/her own legal counsel and investment and tax advisors.  The Seller is relying solely on such counsel and advisors and not on any statements or representations of the Purchaser or NORD or any of their representatives or agents for legal, tax or investment advice with respect to an investment in the Consideration Shares, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

4.                                      ADJUSTMENT TO CONSIDERATION

4.1                               Estimated Adjustment Amount

(a)                                 Simultaneously with the delivery of the Completion Notice by the Seller to the Purchaser pursuant to Clause 5.5, the Seller shall deliver to the Purchaser (i) the general ledger of the School Holding Companies and School Entities and all bank statements of all bank accounts maintained by the School Holding Companies and School Entities; and (ii) the unaudited balance sheet of each School Holding Company and School Entity and the unaudited consolidated balance sheet of the School Holding Companies and School Entities for each of the monthly periods from 1 July 2014 to the end of the calendar month immediately preceding the date on which the Completion Notice is given by the Seller (both inclusive).

(b)                                 Within five (5) Business Days after the receipt of the Completion Notice by the Purchaser, the Purchaser shall deliver to the Seller a statement (the “Purchaser’s Statement”) setting out the Purchaser’s good faith estimate of the Final Adjustment Amount (“Estimated Adjustment Amount”) which shall be determined according to Clause 4.2 and the amount of the Initial Cash Consideration to be paid by the Purchaser to the Seller at Completion pursuant to Clause 3.2(a)(i).

(c)                                  If the Estimated Adjustment Amount is a positive number, then the Initial Cash

Consideration payable by the Purchaser to the Seller at Completion shall be increased by fifty percent (50%) of the Estimated Adjustment Amount.  If the Estimated Adjustment Amount is a negative number, then the Initial Cash Consideration payable by the Purchaser to the Seller at Completion shall be decreased by the Estimated Adjustment Amount.  If the Estimated Adjustment Amount is zero, then there shall be no adjustment to the Initial Cash Consideration payable by the Purchaser to the Seller at Completion.

4.2                               The amount of the final adjustment amount to the Initial Cash Consideration (“Final Adjustment Amount”) shall be calculated as:

(a)                                 all cash on hand or credited to an account with a bank or other financial institution opened in the name of the Target Group Entities as of the Effective Time as shown in the Completion Accounts;

plus

(b)                                 all accounts receivable in relation to the 2014/2015 Financial Year to which the Target Group Entities are beneficially entitled as of the Effective Time as shown in the Completion Accounts;

(c)                                  the Deposits as shown in the Completion Accounts;

(d)                                 advances or prepayments on procurement contracts as shown in the Completion Accounts;

(e)                                  operating expenses in relation to the 2014/2015 Financial Year paid in the normal course of business from 1 July 2014 up to the Effective Time as shown in the Completion Accounts;

(f)                                   capital expenditure in relation to the 2014/2015 Financial Year incurred from 1 July 2014 up to the Effective Time, subject to approval by the Purchaser as shown in the Completion Accounts;

less

(g)                                  tuition fees for the 2014/2015 Financial Year and beyond paid and received in advance and to be paid and received by the School Entities up to the Effective Time as shown in the Completion Accounts;

(h)                                 refundable deposits from the children and students of the School Entities as of the Effective Time as shown in the Completion Accounts;

(i)                                     accounts payable by the Target Group Entities in relation to the period up to the Effective Time as shown in the Completion Accounts;

(j)                                    accrued expenses by the Target Group Entities in relation to the period up to the Effective Time as shown in the Completion Accounts;

(k)                                 Taxes payable by the Target Group Entities in relation to the period up to the Effective Time as shown in the Completion Accounts;

(l)                                     end-of-contract bonus payable to Shaun Williams, the CEO of the Target Group Entities, as of the Effective Time as shown in the Completion Accounts; and

(m)                             provision for unemployment funds and severance allowance for the Target Group Entities as of the Effective Time as shown in the Completion Accounts.

4.3                               The Initial Cash Consideration shall be adjusted by an amount equal to (i) the Final Adjustment Amount minus (ii) the Estimated Adjustment Amount (the “Subsequent Adjustment Amount”).  If the Subsequent Adjustment Amount is a positive number, then the Purchaser shall pay to the Seller, as an increase to the Initial Cash Consideration, a sum equal to fifty percent (50%) of the Subsequent Adjustment Amount, on the Subsequent Adjustment Payment Date to the bank account designated by the Seller in writing at least five (5) Business Days prior to the Subsequent Adjustment Payment Date.  If the Subsequent Adjustment Amount is a negative number, then the Seller shall pay to the Purchaser, as a reduction to the Initial Cash Consideration, a sum equal to the Subsequent Adjustment Amount on the Subsequent Adjustment Payment Date to the bank account designated by the Purchaser in writing at least five (5) Business Days prior to the Subsequent Adjustment Payment Date.  If the Subsequent Adjustment Amount is zero, there shall be no adjustment to the Initial Cash Consideration.

5.                                      CONDITIONS

5.1                               The obligations of the Purchaser hereunder are in all respects conditional upon the satisfaction (or waived by the Purchaser pursuant to Clause 5.2, as the case may be) of the Conditions set out in Schedule 2.

5.2                               The Purchaser may waive in whole or in part all or any of the Conditions at any time at the Purchaser’s absolute discretion by giving a written notice to the Seller.

5.3                               The Seller shall use its best efforts to fulfil the Conditions set out in Paragraphs 1 to 9 and 14 of Part 1 of Schedule 2 as soon as possible and in any event prior to the Long Stop Date.

5.4                               If any of the Conditions is not fulfilled (or waived pursuant to Clause 5.2) by the Long Stop Date, then the Purchaser may terminate this Agreement at any time thereafter by serving a written notice to the Seller except that Clauses 1, 15, 24, 26 and 29 shall remain in force and save in respect of claims arising out of any breach prior to the termination of this Agreement.

5.5                               The Seller shall give the Purchaser a written notice (“Completion Notice”) as soon as the Conditions in Part 1 of Schedule 2 are satisfied or waived by the Purchaser pursuant to Clause 5.2, as the case may be.  If, at any time, any Warrantor becomes aware of a fact, matter or circumstance that might prevent any Condition from being satisfied, the Seller shall immediately inform the Purchaser in writing giving reasonable particulars of the fact, matter or circumstance.

6.                                      COMPLETION

6.1                               Completion shall take place on the Completion Date at the offices of Baker & McKenzie at 14th Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong or at such other place as agreed upon by the Parties.

6.2                               At Completion, the Seller shall undertake those actions listed in Part 1 of Schedule 3.

6.3                               At Completion, the Purchaser shall undertake those actions listed in Part 2 of Schedule 3.

6.4                               Without prejudice to any other remedies available to the Purchaser and the Seller, if the provisions of Clause 6.2 or Clause 6.3 are not complied with by the Seller or the Purchaser in any respect on the Completion Date, the other party (being the Purchaser or the Seller) shall not be obliged to complete the purchase and sale of the Sale Shares or pay any of the Initial Consideration and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the other party:

(a)                                 defer Completion by a period of not more than twenty (20) Business Days to such other date as it may specify in such notice (and so that the provisions of this Clause 6 shall apply to Completion as so deferred);

(b)                                 waive all or any of the requirements contained or referred to in Clause 6.2 or Clause 6.3, as applicable, at its discretion (and without prejudice to its rights under this Agreement) and proceed to Completion so far as practicable; or

(c)                                  terminate this Agreement without liability on its part.

7.                                      PRE-COMPLETION COVENANTS

Pending Completion (and whether or not the Conditions are satisfied or waived) the provisions of Schedule 9 shall apply.

8.                                      POST-COMPLETION OBLIGATIONS OF THE SELLER

8.1                               The Seller shall indemnify and keep the Purchaser and the Target Group Entities indemnified against any and all of the fees and costs (including Taxes) arising out of or relating to the BVIS HCMC Land Transaction and TH Education’s ownership of the BVIS HCMC Land Parcels prior to the completion of the BVIS HCMC Land Transaction, which fees and costs (including Taxes) shall be solely borne by the Seller (and not in any way by TH Education or any other Target Group Entity).

8.2                               With effect from Completion and until the third (3rd) year anniversary from the Completion Date, if the Warrantors or their respective Affiliates develop any land and buildings for use by a school teaching classes from Kindergarten to Grade 12 in Vietnam (“Future School Facilities”), the Seller (for itself and as trustee for its Affiliates) shall as soon as practicable notify the Purchaser in writing and grant the Purchaser and its Affiliates a right to lease the Future School Facilities on terms mutually agreeable to the Seller and the Purchaser.  If the Purchaser informs the Seller that it will not exercise such right or if the Purchaser and the Seller do not reach definitive agreement on the lease of the Future School Facilities within three (3) months from the date of afore-mentioned written notification by the Seller, the Seller or its Affiliates shall have the right to lease the Future School Facilities to other persons on terms no more favourable than those offered to the Purchaser and its Affiliates.

8.3                               The Warrantors shall procure that on the same date when each of the First Deferred Consideration, the Second Deferred Consideration and the Third Deferred Consideration is paid in accordance with Clauses 3.2(b), 3.2(c) and 3.2(d) respectively, TH shall repay to BIS Co. Ltd. a VND amount equivalent to US$5,500,000 (Five million five hundred thousand United States dollars) out of the BIS HCMC Rental Deposit.

8.4                               The Seller shall provide to the Purchaser on receipt and in any event within 180 days of Completion, copies of the land use rights certificates showing TH’s Land Rights to the BVIS HCMC Land Parcels and ownership of the School Properties and shall procure that TH signs a new notarised copy of the Lease Agreement with TH Education in respect of BVIS HCMC School Properties as soon as practicable thereafter.

9.                                      POST-COMPLETION OBLIGATIONS OF THE PURCHASER

9.1                               Within ninety (90) days after the audited financial statements of each of the School Entities for the 2014/2015 Financial Year are issued, the Purchaser shall pay (or procure the payment of) a sum (the “2014/2015 Pre-Completion Profit”), representing the net profits of the School Entities for  the 2014/2015 Financial Year attributable to the period between 1 July 2014 and the Completion Date, calculated in accordance with the formula below, to the bank account designated by the Seller in writing at least five (5) Business Days prior to the relevant payment date:

2014/2015 Pre-Completion Profit = Audited net profits of the School Entities for the 2014/2015 Financial Year × Number of calendar days between 1 July 2014 (inclusive) and the Completion Date (exclusive of the Completion Date) ÷ 365

9.2                               The Purchaser shall procure the transfer agent referred to in Paragraph (b) of Part 2 of Schedule 3 to provide a confirmation by email to the Seller that the Consideration Shares have been registered in the name of the Seller in accordance with the authorization letter issued by NORD in the form set out in Annexure 4, as soon as practicable after the Completion and no later than the second Business Day in New York after Completion.

10.                               WARRANTIES AND UNDERTAKINGS

10.1                        Each Warrantor represents and warrants to the Purchaser that, each of the Warrantors’ Warranties is, and will continue to be, true, accurate and not misleading in all respects at all times up to and including the Completion Date.

10.2                        The Warrantors’ Warranties are given subject to matters Disclosed but no other information relating to the Seller or any Target Group Entity of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any valid Claim made by the Purchaser under the Warrantors’ Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.  For the avoidance of doubt, no letter, document or other communication (whether or not in writing) shall be deemed to constitute a Disclosure against any Warrantors’ Warranty unless the same is expressly and specifically referred to in relation to that Warrantors’ Warranty in the Disclosure Letter.

10.3                        The Purchaser represents and warrants to the Warrantors that, each of the Purchaser’s Warranties is, and will continue to be, true, accurate and not misleading in all respects at all times up to and including the Completion Date.

10.4                        Each Warrantor represents and warrants to the Purchaser that all information relating to each of the Target Group Entities or their assets or affairs which falls with the scope of any written request received by any Warrantor or their respective advisors from the Purchaser or its advisors to provide information for the purposes of the Purchaser’s conduct of due diligence, has been provided to the Purchaser or its advisors in response to such written requests.

10.5                        Each of the Warrantors’ Warranties set out in Part 1 of Schedule 7 is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

(a)                                 by reference to any other paragraph of Schedule 7; or

(b)                                 by anything in this Agreement.

10.6                        Where any statement in the Warrantors’ Warranties or any confirmation or certificate given by the Warrantors is qualified by the expression “to the Warrantors’ best knowledge”, “to the best of the knowledge of the Warrantors” or “so far as the Warrantors are aware” or any similar expression, the Warrantors shall be deemed to have knowledge of:

(a)                                 anything of which any Warrantor has knowledge; and

(b)                                 anything of which any Warrantor ought reasonably to have knowledge given its particular position in and responsibilities to the Target Group Entities; and

(c)                                  anything of which any Warrantor would have had knowledge had it made due and careful enquiry of Mr. Shaun Williams, Mr. George Rosales or Ms. Duong Nguyen immediately before giving the statement.

10.7                        Each Party acknowledges that the other Party is entering into this Agreement on the basis of and in reliance upon representations in the terms of the Warranties given hereunder by each of them.

10.8                        Subject to Clause 10.9, each party (being the Warrantors as a single block or the Purchaser) (the “Breaching Party”) undertakes to the other party (being the Purchaser or the Warrantors as a single block) (the “Claimant”) to pay to the Claimant damages in respect of a claim for breach of any Warranty on any other basis, that, if there is a breach of any Warranty, it shall pay in immediately available funds to the Claimant, or, to any other person as directed by the Claimant, a sum equal to the aggregate of:

(a)                                 the amount which, if received, would be necessary to put the Claimant into the financial position which would have existed had there been no breach of the Warranty in question; and

(b)                                 all Losses (to the extent not already recovered pursuant to Clause 10.8(a)).

10.9                        The liability of the Warrantors in respect of a Claim for Losses under the Warrantors’ Warranties shall be limited as provided in Schedule 8.

10.10                 Each Warrantor hereby irrevocably waives any and all claims against, or the right to seek any contribution from, any of the Target Group Entities or any of their respective legal representative, directors, principals or other officers (as applicable) or employees (each a “Relevant Party”) which any Warrantor may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by any Relevant Party for the purpose of assisting any Warrantor to make a representation or give a Warrantors’ Warranty or make a Disclosure.

11.                               COVENANTS IN RESPECT OF TAX

11.1                        Subject as provided below in this Clause 11, the Seller covenants with the Purchaser to pay to the Purchaser an amount equal to:

(a)                                 any Tax Liability of any Target Group Entity resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Completion Date or any act, omission or transaction occurring on or before the Completion Date whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(b)                                 any Tax Liability of any Target Group Entity which is regarded as such pursuant to paragraph (b) of the definition of Tax Liability under Clause 1.1;

(c)                                  any Tax Liability of any Target Group Entity relating to claw back of Tax in respect of any act, omission or transaction on or before Completion;

(d)                                 any Tax Liability of any Target Group Entity resulting from or by reference to any income, profits or gains earned, accrued or received after the Completion Date as a result of an act, omission or transaction by a person other than the Target Group Entity and which liability to Tax falls upon that Target Group Entity as a result of its having been affiliated, connected with, or in the same group for Tax purposes as that person at any time before Completion;

(e)                                  any Tax Liability which arises as a result of any act or transaction which occurs after Completion consistent with legally binding obligation (whether or not conditional) entered into by any Target Group Entity on or before Completion otherwise than in the ordinary course of business of that Target Group Entity;

(f)                                   any Tax Liability of any Target Group Entity resulting from or relating to the Restructuring;

(g)                                  any Tax Liability of any Target Group Entity resulting from or relating to the BVIS HCMC Land Transaction;

(h)                                 any stamp duty (including any interest, fines or penalties) which is chargeable on any instrument executed on or before Completion; and

(i)                                     all reasonable costs and expenses which are incurred by the Purchaser or its Affiliates (including the Target Group Entities) as a direct result of the breach by the Seller of any of the matters referred to in this Clause 11 or in taking or defending any action under the covenants in this Clause 11 (including all legal and other professional fees and disbursements).

11.2                        The Seller shall not be liable for any Tax Liability to the extent that provision or reserve for that Tax Liability has been made in the Accounts, or to the extent that payment or discharge of that Tax Liability has been taken into account in the Accounts.

11.3                        The due date for the making of payments by the Seller under this Clause 11 shall be the date falling ten (10) Business Days after the Purchaser has served a notice on the Seller demanding payment or, if applicable and later:

(a)                                 in a case that involves an actual payment of or in respect of Tax, five (5) Business Days before the date on which such actual payment is due to be made to the relevant Tax authority;

(b)                                 in a case that falls within paragraph (b) of the definition of Tax Liability under Clause 1.1, five (5) Business Days after the Seller has been notified by the Purchaser that the Seller has a liability for a determinable amount under Clause 11.1; or

(c)                                  in the case of costs and expenses within Clause 11.1(i), the date on which such costs and expenses are incurred.

11.4                        The Seller shall pay all sums payable by them under this Clause 11 free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made.  If a deduction or withholding is so required the Seller shall pay such additional amount as will ensure that the net amount the Purchaser receives equals the full amount which it would have received had the deduction or withholding not been required.

11.5                        If any Tax authority brings any sum paid by the Seller under this Clause 11 into charge to Tax or if any such sum is otherwise chargeable to Tax, then the Seller shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount (or which would be chargeable in the absence of the availability of any Tax relief), is equal to the amount that would otherwise be payable under this Clause 11.

11.6                        For the purposes of determining whether a Tax Liability relates to a pre- or post-Completion period, an accounting period of the relevant Target Group Entity shall be deemed to have ended on Completion.

12.                              INDEMNITY

12.1                        The Seller covenants with and undertakes to the Purchaser (without limiting any other rights of the Purchaser in any way) to indemnify and hold harmless the Purchaser fully on demand for itself and as trustee for each of the Target Group Entities and to keep each Target Group Entity indemnified and held harmless against any and all Losses on a full indemnity basis incurred, suffered or sustained by each Target Group Entity or asserted against each Target Group Entity, or any or all of them arising out of or relating to any of the following:

(a)                                 any liability of any of the Target Group Entities for the period prior to the Completion Date that has not been accounted for in any of the Accounts or the Completion Accounts;

(b)                                 any liability of any of the Target Group Entities arising out of or relating to the disposal by TH Education of its investment in Vina Living JSC to TH as a part of the restructuring of the Target Group Entities;

(c)                                  any expenses of the Target Group Entities payable to any member of the Seller’s Group or any of its Affiliates after the Accounts Date other than payments due under the property lease agreements between BIS HCMC or BIS Co. Ltd. on one part and an Affiliate of the Seller Guarantors on the other part;

(d)                                 any Indebtedness between any Target Group Entity and any member of the Seller’s Group or any of its Affiliates outstanding after Completion;

(e)                                  any breach of Clause 8.1;

(f)                                   any breach of either of the Warrantors’ Warranties set out in Paragraphs 9.1 and 12 of Part 1 of Schedule 7;

(g)                                  any of the statements under Clause 12.3 is untrue or inaccurate at any time up to and including the Completion Date, provided that notice of a Claim of any such breach is given in writing by the Purchaser to the Seller setting out reasonable details of the specific matter in respect of which the Claim is made including an estimate of the amount of such Claim, if practicable, no later than the date falling on the seventh anniversary of the Completion Date;

(h)                                 as required by any government authority in Vietnam, payment or repayment by TH Education to any government authority in Vietnam of any amount in relation to (i) any portion of the loan interest subsidy received by TH Education from the government of Ho Chi Minh City before the Completion Date for its primary school project and secondary school project pursuant to the regulation on implementation of investment projects under the stimulus programme of the People’s Committee of Ho Chi Minh City issued by Decision 33/2011/QD-UBND dated 28 May 2011 of People’s Committee of Ho Chi Minh City, as amended by Decision 38/2013/QD-UBND dated 23 September 2013 and/or (ii) any  registration fees, land rent, land use fees or other fees relating to BVIS HCMC’s School Properties;

(i)                                     any liability arising out of or relating to the real estate development that is currently registered as the  International Educatown Project and any other matter relating to TH Educatown’s activities for which TH Investment is subject to a claim; and

(j)                                    any failure of the Warrantors to comply with Clause 14.

12.2                        The Seller further covenants with and undertakes to the Purchaser (without limiting any other rights of the Purchaser in any way) to indemnify and hold harmless the Purchaser fully on demand for itself and as trustee for each of the Target Group Entities and their respective (including the Purchaser’s) successors in title, officers, directors, employees, representatives and agents (each an “Indemnified Person”) and to keep each Indemnified Person indemnified and held harmless against any and all Losses on a full indemnity basis incurred, suffered or sustained by each Indemnified Person or asserted against each Indemnified Person, or any or all of them arising out of or relating to the matter Disclosed in Item 13.4 of Part 2 of Annexure to the Disclosure Letter.  The Purchaser shall in good faith negotiate and consult with the Seller before making any settlement or payment of any claim made in relation to the matter disclosed in Item 13.4 of Part 2 of Annexure to the Disclosure Letter.

12.3                        (a)                                 No Target Group Entity has  paid, offered, given, promised to pay, or authorised the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterised) to (i) any officer or employee of a Governmental Authority, (ii) any person acting for or on behalf of any Governmental Authority, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other person at the suggestion, request, direction or for the benefit of any of the above-described persons, in each case in relation to the activities of the School Entities and which is contrary to anti-bribery or anti-corruption laws and regulations in Vietnam and the British Virgin Islands (collectively “Unlawful Payments” and each an “Unlawful Payment”).

(b)                                 To the knowledge of the Warrantors, there are no facts or circumstances on or before the Completion Date that would require any Target Group Entity directly or indirectly, to pay, offer, give, promise to pay, or authorize the payment of any Unlawful Payment after Completion.

(c)                                  Since the date of Financial Year end at least 5 years before the date of this Agreement, (i) no Target Group Entity has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable laws and (ii) no Governmental Authority has initiated, or threatened to initiate, a proceeding against any member of the Seller’s Group or any of its Affiliates or any Target Group Entity asserting that any Target Group Entity is not in compliance with applicable anti-bribery and anti-corruption laws and regulations.

(d)                                 For the purpose of this Clause 12.3, “Governmental Authority” means any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (iv) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (v) any international organization formed by states, governments or other international organizations, any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288) or multinational organization, or (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

13.                               OFFICERS OF TARGET GROUP ENTITIES

13.1                        The Purchaser will procure the School Holding Companies and the School Entities to take reasonable steps, actions and procedures required in order to effect the approval, recording and/or change of registration of the legal representative, chairman of the members’ council (or chairman of the board of management in the case of TH Education), directors (or members of the board of management in the case of TH Education), general director, and members of the inspection committee and of each of the School Holding Companies with the competent government authority according to sub-paragraphs (a)(vii) and (a)(xiv) of Part 1 of Schedule 3 as soon as practicable after Completion, and shall submit all necessary complete and adequate applications to register the approval, recording and/or change of registration with the relevant licensing authorities within 7 days of the Completion Date.

13.2                        Each Warrantor shall cooperate with the Purchaser and the Target Group Entities and use reasonable best efforts after Completion, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to effect the approval, recording and/or change of registrations in Clause 13.1.

13.3                        Pending the change of the legal representative of each School Holding Company (each a “Representative”), the Warrantors shall procure each Representative to issue irrevocable authorizations in the form as set out in Schedule 6 to such person(s) designated by the Purchaser (“Authorisations”) for the period from the Completion Date to such date the Representative ceases to be registered as the respective legal representative of the relevant School Holding Company (“Relevant Period”).

13.4                        During the Relevant Period, actions or omissions by each Representative as legal representative of the relevant School Holding Company will be taken strictly at the reasonable direction of the Purchaser, including the signing of necessary documents or the taking of necessary actions, and the Purchaser will indemnify, and hold harmless each Representative from and against, any and all Losses incurred by such Representative that result from, relate to or arise, during the Relevant Period, from or in connection with actions taken (or omissions) by any School Holding Company, any School Entity, or the Purchaser (including any directions given by or on behalf of the Purchaser), as the case may be, provided that such actions (or omissions) by each Representative are all taken at the direction of the Purchaser or its Affiliates (including the Target Group Entities) or any of their respective representatives and do not involve or relate to actions or omissions prior to the Completion Date.

13.5                        The Warrantors will indemnify and hold harmless the Purchaser from and against any and all Losses incurred by the Purchaser or any of the Target Group Entities that result from or relate to any breach of the Warrantors’ obligations under Clause 13.

14.                               NON-COMPETITION

14.1                        As long as any of the Warrantors holds, directly or indirectly, any interest in any of the School Holding Companies or the School Entities, and for a period of one (1) year after such Warrantor ceases to hold, directly or indirectly, any interest in any of the School Holding Companies or the School Entities, save with the prior written consent of the Purchaser, the Warrantors shall not and they shall procure that their respective Affiliates will not:

(a)                                 either on their own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes, or do any act or omit to do any act which may assist or enable any other person to compete with any of the School Entities in Vietnam with respect to teaching classes from Kindergarten to Grade 12; or

(b)                                either on their own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from any School Entity or offer employment to or employ, or offer to conclude any contract of services in Vietnam with any person who is at the relevant date or who was at any time during the period of six months immediately preceding the relevant date employed as the principal or the deputy principal or in a managerial capacity by, any School Entity (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement); or

(c)                                 make any plan to undertake any of the acts referred to in Clauses 14.1(a) and (b) above.

14.2                        The Warrantors undertake that they will not and they will procure each of their respective Affiliates not to at any time after the Completion Date make use of or disclose or divulge to any person (other than to officers or employees of the Purchaser whose province it is to know the same) any information (other than any information properly available to the public (otherwise than, directly or indirectly, as a result of a breach of this Clause 14.2) or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the Target Group Entities, their finances, contractual arrangements, business or methods of business.

14.3                        If, in connection with the business or affairs of the Target Group Entities, any Warrantor shall have obtained confidential information belonging to any third party under an agreement purporting to bind any Target Group Entity which contained restrictions on disclosure, he/she/it will not without the previous written consent of the Purchaser at any time infringe such restrictions.

14.4                        The Warrantors will not at any time after Completion in relation to any trade, business or company use a trade name, trade or service mark, design or logo same as or similar to any of those that are currently used by any of the School Entities.

14.5                        Each of the restrictions contained in Clauses 14.1 to 14.4 is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

14.6                        While the restrictions contained in this Clause 14 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

15.                               CONFIDENTIALITY

15.1                        Except as provided in Clause 15.2, each Party shall treat as confidential the existence and provisions of this Agreement and the Debt Commitment Letter, and all information he/she/it has received or obtained as a result of negotiating or entering into this Agreement or the Debt Commitment Letter.

15.2                        Any Party may disclose, or permit the disclosure of, information (including all terms of this Agreement) which would otherwise be confidential if and to the extent:

(a)                                 required by law or regulatory or governmental body or Tax authority;

(b)                                 disclosed to his/her/its professional advisers (provided that such persons are required to treat such information as confidential);

(c)                                  it comes into the public domain other than as a result of a breach by a Party of this Clause 15; or

(d)                                 as permitted by Clause 26.1,

provided that prior written notice of the need to disclose any confidential information pursuant to this Clause 15, where such notice is not prohibited by any applicable law, rule or regulation, shall be given to the other Parties (except as otherwise provided in Clause 26.1).

16.                               GUARANTEES

16.1                        Guarantee of Seller Guarantors

(a)                                 In consideration of the Purchaser entering into this Agreement, the Seller Guarantors hereby jointly and severally guarantee to the Purchaser the due and punctual performance of all the obligations of the Seller and the Target Group Entities arising under this Agreement.

(b)                                 The obligations of the Seller Guarantors hereunder shall constitute a direct, primary and unconditional liability to pay on demand to the Purchaser any sum or sums which the Seller or any of the Target Group Entities may be or become liable to pay hereunder or under this Agreement without the need for any claim or recourse on the part of the Purchaser against the Seller or any of the Target Group Entities.

(c)                                  The obligations of the Seller Guarantors under this guarantee and indemnity are joint and several and shall not be affected in any way by any act, omission, matter or thing whatsoever which but for this provision might operate to release it from its obligations hereunder.

(d)                                 As a separate and alternative obligation, any amount not paid by the Warrantors under or pursuant to this Clause 16.1 on the basis of a guarantee shall nevertheless be recoverable from the Seller Guarantors on the basis of an indemnity.

16.2                        Guarantee of Purchaser Guarantor

(a)                                 In consideration of the Warrantors entering into this Agreement, the Purchaser Guarantor hereby guarantees to the Seller the due and punctual payment by the Purchaser of all the obligations of the Purchaser arising under this Agreement.

(b)                                 The obligations of Purchaser Guarantor hereunder shall constitute a direct, primary and unconditional liability to pay on demand to the Seller any sum or sums which the Purchaser may be or become liable to pay hereunder or under this Agreement without the need for any claim or recourse on the part of the Seller against the Purchaser.

(c)                                  As a separate and alternative obligation, any amount not paid by the Purchaser Guarantor under or pursuant to this Clause 16.2 on the basis of a guarantee shall nevertheless be recoverable from the Purchaser Guarantor on the basis of an indemnity.

17.                               JOINT AND SEVERAL LIABILITIES AND RIGHTS OF THE WARRANTORS

(a)                                 The liability of the Warrantors under or pursuant to any of the provisions of this Agreement shall be joint and several. If the liability of one of the Warrantors is, or becomes, illegal, invalid or unenforceable in any respect, it shall not affect or impair the liability of the other Warrantors under this Agreement.

(b)                                 The Purchaser shall be deemed to have fully and effectively performed and discharged any of its obligations and liabilities under this Agreement to the Warrantors as long as it has performed and discharged such obligations and liabilities to a Warrantor.

18.                               ASSIGNMENT

The rights and benefits of this Agreement (together with any cause of action arising in connection with any of them) may be assigned by the Purchaser to other person(s) designated by the Purchaser.

19.                               ENTIRE AGREEMENT

The Transaction Documents and any other documents referred thereto constitute the whole agreement between the Parties on the subject matter of the Transaction Documents and supersedes any previous arrangements or agreements between the Parties relating to the sale and purchase of the Sale Shares, including, the letter of intent dated 10 July 2014.  The Parties agree and acknowledge that the Financing Sources shall be third-party beneficiaries of Clause 7 (solely with respect to Paragraph 1(c) of Schedule 9), this Clause 19, Clause 21, Clause 29.1, Clause 29.8 and Clause 30.

20.                               SEVERANCE AND VALIDITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall be deemed to be severed from this Agreement and the Parties shall replace such provision with one having an effect as close as possible to the deficient provision.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

21.                               VARIATIONS

No variations of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties; provided that Clauses 7 (solely with respect to Paragraph 1(c) of Schedule 9), 19, 29.1, 29.8 and 30 and this Clause 21 may not be amended, modified or waived without the prior written consent of the Financing Sources.

22.                               REMEDIES AND WAIVERS

22.1                        No waiver of any right under this Agreement shall be effective unless in writing.  Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

22.2                        No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

22.3                        The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

22.4                        The rights and remedies provided in this Agreement are exclusive and, to the extent permitted by law, exclude any rights or remedies provided by law.

22.5                        Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Clause 14 or 15.

23.                               EFFECT OF COMPLETION

The provisions of this Agreement which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

24.                               COSTS, EXPENSES AND TAX

24.1                        Subject to Clause 8.1 and except as provided otherwise, each Party shall pay his/her/its own costs and expenses in connection with the negotiation, preparation and performance of the Transaction Documents.

24.2                        The Warrantors shall be solely responsible for any Tax arising from or relating to its receipt of the Consideration or any gains arising from or relating to the transactions contemplated under the Transaction Documents.

25.                               EXCHANGE RATE

For the purpose of converting amounts specified in VND/USD into USD/VND where required, save as otherwise provided, the rate of exchange to be used in converting amounts specified in VND/USD into USD/VND shall be the prevailing exchange rate between VND and USD published by the State Bank of Vietnam on its website at http://sbv.gov.vn for the nearest Business Day for which that rate is so quoted on or prior to the date of the conversion.

26.                               DISCLOSURE AND ANNOUNCEMENTS

26.1                        No disclosure or announcement relating to the existence or subject matter of the Transaction Documents shall be made or issued by or on behalf of the Warrantors (or any member of the Seller’s Group) or the Purchaser without the prior written approval of the other Party(ies) (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed), provided that these restrictions shall not apply to (i) any disclosure or announcement which does not disclose any additional information other than the information contained in Annexure 6, to be made by the Purchaser or any of its Affiliates upon and after the condition precedent under Paragraph 1 of Part 2 of Schedule 2 has been satisfied; (ii) any disclosure or announcement to be made by the Purchaser or any of its Affiliates if required by any law, applicable securities exchange, supervisory, regulatory or governmental body; or (iii) any disclosure (including the Offering Documents) which does not disclose any additional information other than the information contained in Annexure 6, to be made or issued by the Purchaser or any of its Affiliates for the purpose of obtaining the Debt Financing, provided that additional information other than the information contained in Annexure 6 may be provided to parties subject to confidentiality obligations.

26.2                        Notwithstanding Clauses 15 and 26.1, and for the avoidance of doubt, without in any way whatsoever limiting the provisions in sub-clauses (i), (ii) and (iii) of Clause 26.1 and Paragraph 1 of Schedule 9, the Purchaser and the Seller agree that the Purchaser or its Affiliates shall only disclose to the general public, by announcement(s) in substantially the same form and substance as attached in Annexure 6, the transactions contemplated under this Agreement in connection with or relating to the Debt Financing after the BVIS HCMC Land Transaction and the Restructuring have been completed and the Purchaser has provided a copy of the Debt Commitment Letter to the Seller.

26.3                        The Party making the disclosure or announcement shall use his/her/its reasonable endeavours to consult with the other Parties in advance as to the form, content and timing of the disclosure or announcement.

27.                               NOTICES

27.1                        Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in English and may be delivered personally or sent by fax, pre-paid recorded delivery or courier to the address provided in Clause 27.3.

27.2                        A Notice shall be deemed to have been received:

(a)                                 at the time of receipted delivery if delivered personally or by courier; or

(b)                                 three (3) Business Days after the time and date of posting if sent by pre-paid recorded delivery,

provided that if deemed receipt of any Notice occurs after 5.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day.  References to time in this Clause 27 are to local time in the country of the addressee.

27.3                        The addresses and fax numbers for service of Notice are:

To the Seller:

Address:	Unit 2907, Orchard Residences, 238 Orchard Boulevard, Singapore 237973

For the attention of:	Mr. Maurice Duc Hinh Nguyen

To the Seller Guarantors:

Mr. Maurice Duc Hinh Nguyen

Address:	20 Tu Xuong Street, Hiep Phu Ward, District 9, Ho Chi Minh City, Vietnam

Ms. Thuy Thu Ngo

Address:	20 Tu Xuong Street, Hiep Phu Ward, District 9, Ho Chi Minh City, Vietnam

To the Purchaser and the Purchaser Guarantor:

Address:	St. George’s Building, Level 12, 2 Ice House Street, Central, Hong Kong

For the attention of:	Andrew Fitzmaurice/Graeme Halder

27.4                        A Party shall notify the other Parties of any change to his/her/its address or fax number in accordance with the provisions of this Clause 27 provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

28.                               COUNTERPARTS

This Agreement may be executed in counterparts and shall be effective when each Party has executed a counterpart.  Each counterpart shall constitute an original of this Agreement.

29.                               GOVERNING LAW AND SETTLEMENT OF DISPUTES

29.1                        This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of Hong Kong.

29.2                       If any dispute, controversy or claim of whatever nature arises under, out of or in connection with this Agreement, including any question regarding its existence, validity or termination or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”), the Parties shall use all reasonable endeavours to resolve the matter amicably.

29.3                        All Disputes, which are unresolved pursuant to Clause 29.2 and which a Party wishes to have resolved, shall be referred upon the application of any Party to, and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, in force at the time when the request for arbitration by a Party is served in accordance with the Rules (“ICC Rules”).  There shall be three (3) arbitrators appointed in accordance with the ICC

Rules.  The place of the arbitration shall be Hong Kong.  The language of the arbitration shall be English.  This arbitration agreement shall be governed by Hong Kong law.

29.4                        The Warrantors shall be jointly entitled to nominate one (1) arbitrator and the Purchaser shall be entitled to nominate one (1) arbitrator.  The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two (2) arbitrators nominated by the Parties respectively.  If the Warrantors or the Purchaser fails to nominate an arbitrator in accordance with the provisions of this Clause 29.4 or if the arbitrators nominated by the Parties fail to nominate the third arbitrator in accordance with the provisions of this Clause 29.4 within 30 (thirty) days after the later of the appointment or confirmation as arbitrators (as the case may be) of such arbitrators, the relevant arbitrator(s) shall be appointed by the president or equivalent position of the Hong Kong International Arbitration Centre.

29.5                        The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms.

29.6                        Any arbitration expenses shall be paid by the losing Party or as fixed by the arbitral tribunal.  If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.

29.7                        Nothing in this Clause 29 shall preclude any Party from seeking interim relief or orders from interim preservation in any court of competent jurisdiction.  Any such application to court shall not be considered demonstrating an intention to act inconsistently in any way with the agreement to settle Dispute by arbitration in accordance with this Clause 29.

29.8                        Notwithstanding the foregoing, each of the Parties hereby agrees that it will not bring or support any legal proceeding against any Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a federal court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, and each Party hereto hereby (x) waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any such legal proceeding or counterclaim against any Financing Source and (y) acknowledges and agrees that the laws of the State of New York shall govern the Debt Commitment Letter and any such legal proceeding involving any Financing Source.  Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily and (iv) each such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Clause 29.8.

30.                               EXCULPATION OF FINANCING SOURCES

Notwithstanding any provision of this Agreement to the contrary, the Warrantors agree, and shall procure each of their respective Affiliates to agree, that none of the Financing Sources shall have any liability or obligation to any Warrantor or any of its Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing), including, without limitation, any special, consequential, punitive, exemplary or indirect damages.  This Clause 30 is intended to benefit and may be enforced by the Financing Sources.

[The remaining of the page is intentionally left blank.]

SCHEDULE 1  DETAILS OF THE TARGET GROUP ENTITIES

[Schedule 1 has been omitted. Schedule 1 includes Part 1 — Details of the Company, Part 2 — Details of the School Holding Companies, Part 3 — Details of the School Entities, Part 4 — Details of Oasis, Part 5A — Corporate Structure Chart of the Target Group Entities (as of the date of this Agreement), Part 5B — Corporate Structure Chart of the Target Group Entities (immediately before the Completion), Part 6 — Details of the School Licenses and Part 7 — Details of the School Properties. The company agrees to provide supplementally a copy of Schedule 1 to the Commission upon request.]

SCHEDULE 2  CONDITIONS

[Schedule 2 has been omitted. Schedule 2 includes Part 1 — Conditions to be satisfied by the Seller and Part 2 — Condition to be satisfied by the Purchaser. The company agrees to provide supplementally a copy of Schedule 2 to the Commission upon request.]

SCHEDULE 3  COMPLETION ARRANGEMENTS

[Schedule 3 has been omitted. Schedule 3 includes Part 1 — Seller’s Obligations at Completion and Part 2 — Purchaser’s Obligations at Completion. The company agrees to provide supplementally a copy of Schedule 3 to the Commission upon request.]

SCHEDULE 4  BANK FACILITIES AND SECURITY INTERESTS

[Schedule 4 has been omitted. Schedule 4 includes a list of bank facilities and a list of security interests. The company agrees to provide supplementally a copy of Schedule 4 to the Commission upon request.]

SCHEDULE 5  RESTRUCTURING

[Schedule 5 has been omitted. Schedule 5 includes steps and deliverables of the restructuring of Oasis, BIS Co. Ltd., TH Education and TH Investment. The company agrees to provide supplementally a copy of Schedule 5 to the Commission upon request.]

SCHEDULE 6  FORM OF AUTHORISATIONS

[Schedule 6 has been omitted. Schedule 6 includes a form of authorisations. The company agrees to provide supplementally a copy of Schedule 6 to the Commission upon request.]

SCHEDULE 7  WARRANTIES

Part 1

The Warrantors’ Warranties

Subject to matters Disclosed, the following representations and warranties are true and accurate in all respects on the date of this Agreement (unless otherwise provided in Part 1 of this Schedule 7), and will be true and accurate in all respects up to and on the Completion Date.

1.                                      Authority and Capacity

(a)                                 Each Warrantor has the full legal right and capacity to execute, deliver and perform the Transaction Documents to which it is a party and the transactions contemplated thereunder.

(b)                                 The Transaction Documents (to which a Warrantor is a party), once duly executed and delivered on behalf of that Warrantor , shall constitute valid and binding obligation of that Warrantor, enforceable against that Warrantor in accordance with their terms.

(c)                                  No consent, authorization, permission, approval of any third party or any governmental or public body or authority in connection with the Warrantors’ execution of the Transaction Documents is required, pending or unsatisfied.

2.                                      No Conflicts

The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereunder will not:

(a)                                 violate, conflict with or result in the breach of any provision of the certificate of incorporation, memorandum or articles of association (or equivalent) of any Target Group Entity;

(b)                                 violate or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which any Warrantor or any Target Group Entity is a party or by or to which any Warrantor or any Target Group Entity or any of their assets or properties may be bound or subject;

(c)                                  violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon any Warrantor or any Target Group Entity or upon the assets of the Seller or any Target Group Entity; or

(d)                                 violate any statute, law or regulation of any jurisdiction.

3.                                      Accuracy and Adequacy of Information Disclosed to the Purchaser

(a)                                 All information contained in this Agreement (including the particulars set out in Schedule 1) and the Disclosure Letter and all other information disclosed in the data room (a list of the documents in the data room is set out in Annexure 3) and such documents saved on four CD-ROMs to be delivered by the Seller to the Purchaser on the date of this Agreement and signed by the Seller and the Purchaser for identification purposes) were true and accurate to the best of the knowledge of the Warrantors when given and no Warrantor is aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue or inaccurate.

(b)                                 There is no fact or matter which renders any information given in writing or made available by or on behalf of the Warrantors or any Target Group Entity to the Purchaser or any of its agents, employees or professional advisers inaccurate or incomplete.

4.                                      Incorporation

Each Target Group Entity has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation.

5.                                      Ownership of the Sale Shares and Interest in Target Group Entities

(a)                                 The Seller is the sole legal and beneficial owners of the Sale Shares and has full power, right and authority to sell and transfer the Sale Shares to the Purchaser.

(b)                                 The Sale Shares constitute 100% of the issued and outstanding share capital of the Company.

(c)                                  The entire share capital of the Company has been validly allotted and issued and fully paid up by the Seller.

(d)                                 As of the Completion Date, the Company shall own either directly and/or indirectly, ninety percent (90%) of the interest in each of the School Holding Companies and the School Entities save for BVIS HCMC and TH Education. As of the Completion Date, the Company shall indirectly own eighty-one percent (81%) of the interests of BVIS HCMC and TH Education but shall have the right to ninety percent (90%) of the total economic benefits generated from BVIS HCMC and TH Education.

(e)                                  Immediately before the Completion, the corporate structure of the Target Group Entities (including the shareholding of each Target Group Entity) shall be consistent with the corporate structure chart (including the shareholding of each Target Group Entity) of the Target Group Entities set out in Part 5B of Schedule 1.

(f)                                   The entire capital of each of Oasis, the School Holding Companies and the School Entities has been fully paid up by their respective shareholder(s) and/or investor(s).

(g)                                  There is no Encumbrance on, over or affecting any of the Sale Shares, the share capital or equity interest of each of Oasis, the School Holding Companies and the School Entities, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

6.                                     Insolvency

(a)                                 For the purposes of this paragraph, “Insolvency Proceedings” means any form of bankruptcy, liquidation, receivership, rehabilitation, reconstructing, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court.

(b)                                 None of the Target Group Entities nor or any part of their assets or undertaking is involved in or subject to any Insolvency Proceedings.

(c)                                  None of the Target Group Entities has stopped or suspended payment of its debts, become unable to pay their debts (within the meaning of the relevant bankruptcy laws to which they are subject) or otherwise become insolvent in any relevant jurisdiction.

(d)                                 There are no circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of any Target Group Entity or any part of their assets or undertaking.

(e)                                  There are no transactions contemplated under the Transaction Documents, capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings in relation to any Target Group Entity or any part of their assets or undertaking (whether or not such proceedings have commenced).

7.                                      Accounts and Financial

7.1                               Accounts

The Accounts:

(a)                                 comply with all the requirements of the applicable laws and all Relevant Accounting Standards and in all other respects have been prepared in accordance with Vietnam Accounting Standards;

(b)                                 are not affected by any extraordinary, exceptional or non-recurring item, by inconsistencies of accounting practices, by transactions entered into otherwise than on normal commercial terms or an arm’s length basis or by any factors rendering the profit or loss of the Target Group Entities unusually high or low;

(c)                                  were prepared under the historical cost convention and no changes in the bases or policies of accounting have been made to the Accounts;

(d)                                 give a true and fair view of the state of affairs of the Target Group Entities as at the Accounts Date and of their profits or losses for the 2011/2012 Financial Year, the 2012/2013 Financial Year and the 2013/2014 Financial Year;

(e)                                  disclose and make full provision or reserve for:

(i)                                     all actual liabilities;

(ii)                                  all contingent, unquantified or disputed liabilities, all capital commitments and deferred Tax;

(iii)          all Tax in respect of all accounting periods ended on or before the Accounts Date for which the Target Group Entities were then or might at any time thereafter become or have become liable, including Tax:

1)                                    on or in respect of or by reference to the profits, gains or income for any period ended on or before the Accounts Date;

2)                                    in respect of any event on or before the Accounts Date or provided for in the Accounts; and

3)                                    in respect of distributions declared, made or deemed to be made on or before the Accounts Date or provided for in the Accounts; and

(iv)                              any discount on tuitions and scholarships for the children and students enrolled by the School Entities; and

(f)                                   dealt with the state of affairs and results only of the Target Group Entities and did not deal with the state of affairs or results of any other undertaking.

7.2                               Management Accounts

The Management Accounts:

(a)                                 were properly prepared in accordance with the accounting policies of the School Holding Companies and School Entities and in a manner consistent with that adopted in the preparation of their management accounts for all periods prior to the Accounts Date; and

(b)                                 having regard to the purpose for which the Management Accounts were prepared, they fairly reflect the financial position of the School Holding Companies and School Entities, are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the School Holding Companies and School Entities as at the dates to which they were drawn up and do not materially overstate the profits of the School Holding Companies and School Entities in respect of the periods to which they relate.

7.3                               Position since the Accounts Date

Since the Accounts Date and save as disclosed in the Accounts or Disclosed in the Disclosure Letter:

(a)                                 each of the Target Group Entities has conducted its businesses in a normal and proper manner and has not entered into any unusual contract or commitment or otherwise departed from its ordinary course of business;

(b)                                 there has been no material deterioration in the turnover, trading performance, and financial position of any Target Group Entity;

(c)                                  each of the Target Group Entities have paid their creditors within the times agreed with them;

(d)                                 there has been no disposal or acquisition of any material asset by any Target Group Entity;

(e)                                  no resolution in shareholder meeting or board meeting (or their equivalents) has been passed by any Target Group Entity, except those required for approval of the transactions contemplated under the Transaction Documents;

(f)                                   no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of Indebtedness of any Target Group Entity prior to the normal maturity date; and

(g)                                  none of the Target Group Entities has incurred any liability to any member of the Seller’s Group or any of its Affiliates which has not otherwise been repaid.

7.4                               Indebtedness

(a)                                 Save as Disclosed, there is no other Indebtedness due or owing to any person by any Target Group Entity or due or owing to any Target Group Entity by any person.

(b)                                 Save as Disclosed in the Accounts, as of the Completion Date, all the Bank Facilities and any other Indebtedness due or owing to any member of the Seller’s Group or any of its Affiliates by any Target Group Entity (including any Intra-Group Items), or due or owing to any Target Group Entity by any member of the Seller’s Group or any of its Affiliates or any director or other officer of any Target Group Entity, have been fully and duly repaid, settled, released and discharged with no further liability, and each of the Target Group Entities has no outstanding Indebtedness, shareholder loan or any money raised and money raised by promissory note or debt factoring or letter of credit or any liability (whether present or future) in respect of any guarantee or indemnity.

7.5                               Incentives

Each of the Target Group Entities is not subject to any arrangement for repayment of any grant, subsidy, incentives or financial assistance from any government department or other similar entity.  The execution and compliance with the terms of the Transaction Documents does not and will not result in any grant, subsidy, incentives or financial assistance received for the period up until the Completion Date by any Target Group Entity from any government department or other similar entity becoming repayable.

7.6                               Dividends and Distributions

Save as provided in Clause 9, no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by any Target Group Entity since the Accounts Date other than dividends declared and distributed by BIS Co. Ltd. for the profits of the 2013/2014 Financial Year in the amount of VND197,185,606,208.

7.7                               Capital Commitments

None of the Target Group Entities has any commitment on capital account outstanding at the Accounts Date and since the Accounts Date none of the Target Group Entities has entered into or agreed to enter into any capital commitment other than previously Disclosed to the Purchaser.

8.                                      Assets

8.1                               Title

All assets included in the Accounts or acquired by any Target Group Entity or which have otherwise arisen since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business or pursuant to the BVIS HCMC Land Transaction:

(a)                                 are owned by the respective Target Group Entity;

(b)                                 are, where capable of possession, in the possession or under the control of the respective Target Group Entity;

(c)                                  are free from Encumbrances; and

(d)                                 are not the subject matter of any factoring arrangement, conditional sale or credit agreement.

8.2                              School Properties

(a)                                 Each of the School Entities has the right to make full use of the relevant School Properties in accordance with (i) in the case of BIS HCMC, prior to the Completion Date, the lease agreements between BIS Co. Ltd. and TH dated (including (a) lease agreement No. TH-BIS0108/HD dated 1 August 2002 as amended from time to time, (b) lease agreement No. TH-BIS0109/HD.2009 dated 26 June 2009 as amended from time to time, (c) lease agreement No. TH-BIS2-05/HD dated 15 August 2005 as amended from time to time, (d) lease agreement No. TH-BIS0111/HD.2011-AP2MR dated 8 June 2011 as amended from time to time and (e) lease agreement No. TH-BIS0207/HD.2007 dated 2 July 2007 as amended from time to time)  and following the Completion Date, the Lease Agreement between BIS Co. Ltd. and TH ; (ii) in the case of BIS Hanoi, the business cooperation contract between TH Investment and Sai Dong on 1 February 2012; (iii) in the case of BVIS Hanoi, the business cooperation contract between TH Investment and Royal City dated 1 February 2012; and (iv) in the case of BVIS HCMC, prior to the Transfer Date, the land use rights certificates issued by the People’s Committee of Ho Chi Minh City in respect of the BVIS HCMC Land Parcels dated 9 October 2012, and after the Completion Date, the Lease Agreement between TH Education and TH.

(b)                                 TH possesses Land Rights to the BIS HCMC School Properties (other than the land Area 2 of Campus 3). As of the date of this Agreement, TH Education possesses, and as of the Completion Date, TH will possess, valid Land Rights to the BVIS HCMC School Properties. To the Warrantors’ best knowledge, each of Sai Dong and Royal City possesses the Land Rights to the BIS Hanoi and BVIS Hanoi School Properties, respectively, and Mr. Tran Quoc Huong and Ms. Nguyen Thi Thu possess the Land Rights to the land Area 2 of Campus 3 of the BIS HCMC School Properties.  At Completion, each of TH and TH Education shall be the legal and beneficial owner of BVIS HCMC School Properties and BIS HCMC School Properties and is beneficially entitled to the whole of the proceeds of sale, income and rental derived from BVIS HCMC School Properties and BIS HCMC School Properties.  To the Warrantors’ best knowledge, each of Sai Dong and/or Royal City is the legal and beneficial owner of BVIS HANOI School Properties and BIS HANOI School Properties and is beneficially entitled to the whole of the proceeds of sale, income and rental derived from BVIS HANOI School Properties and BIS HANOI School Properties.  Each landlord of the School Properties has the full authority and right to lease or make available under business cooperation contracts or under applicable law such School Properties to the relevant School Entity.

(c)                                  To the Warrantors’ best knowledge, as at the Completion Date, no right can be asserted by any third party (including any relevant mortgagee or other financier) over any of the School Properties which will result in a breach or early termination of any lease agreement entered into by any of the School Entities or affect the continued use of any School Property as contemplated by a business cooperation contract.

(d)                                 To the Warrantors’ best knowledge, there has been no breach by any School Entity or any of the landlords of any of the lease agreements (other than lease agreements where an Affiliate of the Seller Guarantors is a landlord), business cooperation contracts or other arrangements under Vietnamese law relating to any of the School Properties.  There has been no breach by any of the landlords of any lease agreements where an Affiliate of the Seller Guarantors is the landlord.

(e)                                  There are no outstanding actions, disputes, claims or demands between any of the School Entities and any third party in relation to any of the School Properties.

8.3                               Equipment

To the Warrantors’ best knowledge, the equipment owned or used by each of the Target Group Entities that are material to the business of each of the Target Group Entities:

(a)                                 is in good repair and condition and in reasonable working order;

(b)                                 has been regularly and properly maintained; and

(c)                                  is not dangerous, obsolete, unsuitable, or in need of renewal or replacement except in the ordinary and usual course of business.

8.4                               Sufficiency

The property, rights and assets owned, held, leased or otherwise used by each of the Target Group Entities comprise all the property, rights and assets necessary for the carrying on of the business of each of the Target Group Entities as presently conducted.

9.                                      Commercial

9.1                               Enrolment

(a)                                 As of the Completion Date, each of the School Entities is permitted to enrol the following maximum number of children and students:

School Entity	Number
BIS HCMC	no limitation
BVIS HCMC	2,200
BIS HANOI	2,000
BVIS HANOI	1,395

(b)                                 Save as set out in sub-paragraph 9.1(a) above, there is no restriction or cap on the number of Vietnamese children or students that any School Entity may enrol in the School Licenses or in any notification to the Target Group Entities as of the Completion Date, and to the Warrantors’ best knowledge, no such restriction or cap would be imposed on any School Entity at any time after Completion.

9.2                               Tuitions

The tuitions for the 2014/2015 Financial Year collected from the children and students of the School Entities are consistent with the published fees schedules available on the websites of the School Entities (other than with respect to scholarships, tuition remissions and discounts given).

9.3                               Contracts

(a)                                 None of the Target Group Entities is a party to any contract (other than the Lease Agreements), commitment or arrangement which is:

(i)                                     outside the ordinary and usual course of business;

(ii)                                  is not wholly on an arm’s length basis; or

(iii)          restricting that Target Group Entity’s freedom to operate the whole or part of its business or to use or exploit any of its assets.

(b)                                 None of the Target Group Entities is a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association), except for (i) the business operation contract between TH Investment and each of Royal City Real Estate Development and Investment Joint Stock Company and Sai Dong Urban Development and Investment Joint Stock Company respectively, with respect to BVIS HANOI and BIS HANOI respectively; (ii) the joint venture arrangements between the Company and TH Co., Ltd; (iii) the shareholder arrangements between Oasis, BIS Co. Ltd and TH in relation to TH Investment; (iv) the shareholder arrangements between BIS Co. Ltd. and TH in relation to TH Education.

(c)                                  With respect to each contract, liability or arrangement to which any Target Group Entity is a party or by which it is bound:

(i)            the Target Group Entity has duly performed and complied in all material respects with each of its obligations under that contract, liability or arrangement;

(ii)           there has been no delay, negligence or other default on the part of the Target Group Entity and no event has occurred which, with the giving of notice or passage of time, may constitute a default under that contract, liability or arrangement;

(iii)          there are no grounds for rescission, avoidance, repudiation or termination and the Target Group Entity has not received any notice of termination; and

(iv)          to the best of the knowledge of the Warrantors, none of the other parties thereto is in default under that contract, liability or arrangement.

(d)                                 Save as Disclosed and as provided in the Transaction Documents, none of the Target Group Entities is a party to any contract or arrangement in which any member of the Seller’s Group or any of its Affiliates is interested, directly or indirectly and none of the Target Group Entities is under any obligation to make any payment to any member of the Seller’s Group or any of its Affiliates.

9.4                               Business of the Target Group Entities

(a)                                 The only business which has been or is currently being carried on by the Company is to own the capital of Oasis, BIS Co. Ltd. and TH Education.

(b)                                 The only business which has been or is currently being carried on by Oasis is to own the capital of TH Investment.

(c)                                  Each Target Group Entity has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in compliance with all applicable laws, in all material respects.

9.5                               Encumbrance

(a)                                 As of the Completion Date, other than as Disclosed, there is no outstanding guarantee, pledge, mortgage, lien, indemnity, suretyship or other Encumbrance (whether or not legally binding) given by any Target Group Entity, for the benefit of any Target Group Entity or over any Land Rights of TH in respect of the School Properties.

(b)                                 To the Warrantors’ best knowledge, there is no outstanding Security Interest over the Land Rights of Sai Dong and/or Royal City over the BIS HANOI School Properties or the BVIS HANOI School Properties.

9.6                               Files and Records

All available books, accounts, ledgers, statutory records, records, files, all contracts to which any Target Group Entity is a party, insurance policies, employee contracts, cheque books, bank statements, etc., belonging to any Target Group Entity are in the possession of the relevant Target Group Entity and are kept at the offices of or under the direction of the relevant Target Group Entity.

9.7                               Intellectual Property

(a)                                 Each School Holding Company and School Entity owns, has the sufficient rights (including the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property necessary to conduct its business without any conflict with or infringement of the rights of any other person.  No claims are currently being asserted against any School Holding Company or School Entity, nor are the Warrantors aware of any threatened claim or demand, by any other person (i) challenging or questioning such School Holding Company or School Entity ‘s validity, enforceability, ownership, right to, or use of any of the Intellectual Property owned or used by any School Holding Company or School Entity, or in which any School

Holding Company or School Entity possess legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, (ii) alleging any interference, infringement, misappropriation or other violation of the Intellectual Property rights of any other person, or (iii) alleging any unfair competition or trade practices.  No School Holding Company or School Entity has received any communication alleging that such School Holding Company or School Entity has violated or, by conducting its business as proposed, would violate any Intellectual Property rights of any other person.

(b)                                 Each School Holding Company and School Entity has taken all reasonable steps and measures to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property.  Each School Holding Company and School Entity has taken all reasonable steps to register, protect, maintain, and safeguard the Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing.  There is no infringement, misappropriation or other violation by any other person of any Intellectual Property of any School Holding Company or School Entity.

(c)                                  Each School Holding Company and School Entity owns or is licensed to use all rights in and to any and all Intellectual Property used or planned to be used by such School Holding Company or School Entity, or covering or embodied in any past, current or planned activity, service or product of such School Holding Company or School Entity, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, at any time, by such School Holding Company or School Entity.  No former or current employee, and no former or current consultant, of any School Holding Company or School Entity has any rights in any of the School Holding Company or School Entity’s Intellectual Property, except as otherwise provided by applicable law.  No School Holding Company or School Entity is using or plans to use, nor any School Holding Company or School Entity believes it is or will be necessary to utilize, any inventions of any of its employees (or persons it currently intends to hire) made prior to or outside the scope of their employment by any School Holding Company or School Entity.

(d)                                 No Intellectual Property owned by any Target Group Entity, or in which any School Holding Company or School Entity possesses legal rights is the subject of any Encumbrance.  No School Holding Company or School Entity has (i) transferred or assigned, (ii) granted a license to, or (iii) provided or licensed in source code form, any Intellectual Property owned by any School Holding Company or School Entity, or in which any School Holding Company or School Entity possesses legal rights, to any person.

9.8                              Insurance

(a)                                 All the assets and undertaking of each School Holding Company and School Entity of an insurable nature are and have at all times been insured in amounts representing their full replacement or reinstatement value against fire, flood and other risks normally insured against by persons carrying on the same classes of business as those carried on by the School Holding Company or School Entity and each School Holding Company and School Entity now and have at all times been covered against accident, damage, injury, third party loss, and other risks normally covered by insurance.

(b)                                 In respect of all such insurances, all premiums have been duly paid to date and all policies are in full force and effect.  To the Warrantors’ best knowledge, no act, omission, misrepresentation or non-disclosure by or on behalf of any School Holding

Company or School Entity has occurred which makes any of these policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies.

9.9                               Systems Compliance

(a)                                 For the purposes of this paragraph, “Systems” means all the software, hardware, network and telecommunications and data communications equipment and internet-related information technology that are used by any School Holding Company or School Entity in connection with the operation of its business.

(b)                                 None of the School Holding Companies or School Entities is in material breach of any agreement relating to the Systems to which it is a party.

(c)                                  Each School Holding Company and School Entity is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the relevant Systems.  The Systems and each School Holding Company and School Entity’s ability to use all or any part of the Systems will not be affected by the transaction contemplated under the Transaction Documents.

(d)                                 The Systems comprise all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software and technical and other documentation relating to any computer system) required by the each Target Group Entity in the continuance of its business in the ordinary course.

(e)                                  The Systems have the benefit of the maintenance agreements and have been maintained in accordance with the manufacturer’s instructions.  There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the two (2) year period ended on the date of this Agreement which have had a material adverse effect on the operations of business of any Target Group Entity.

(f)                                   Each School Entity is the owner of all Intellectual Property rights relating to the design and layout of its websites and either the owner or licensee of all software relating to the operation, functionality and performance of those websites.

9.10                        No Powers of Attorney

None of the Target Group Entities has granted any power of attorney or similar authority which remains in force.

10.                               Taxation

10.1                        Tax Returns

All returns and information which shall be made or given by each Target Group Entity for any Tax purpose:

(a)                                 have been made or given within the requisite periods and are up-to-date and include all returns which are required to be made or given by the relevant Target Group Entity under all applicable laws;

(b)                                 are not the subject of any dispute with any Tax authority; and

(c)                                  each of the Target Group Entity has kept sufficient records and documents to substantiate them.

10.2                        Tax Payment

(a)                                 Each of the Target Group Entities has within the time limits prescribed by relevant applicable laws paid all Taxes, and there is no penalty, surcharge, late fee, fine or interest to be paid in relation to such Taxes.

(b)                                 Each of the Target Group Entities has made all withholdings in respect of Tax which it is required or entitled by any applicable laws to make.

10.3                        Tax Claims

There is no liability for Tax in respect of which a claim has been made against any Target Group Entity.

10.4                        Tax Residence

Each of the Target Group Entities has always been, and will be at Completion, resident for Tax purposes only in its jurisdiction of incorporation, and is not a permanent establishment or agent of another person, business or enterprise.

10.5                        Tax Invoices and Receipts

Each Target Group Entity has kept and preserved all supporting documents, including official Tax invoices/receipts and commercial contracts, as may be needed to enable the Target Group Entity to obtain Tax deduction for all material costs and expenses incurred before the Completion Date.

10.6                        Corporate Income Tax

For the purposes of this paragraph, “Financial Year” means the financial year of the relevant School Entity as determined by the Purchaser from time to time, provided that without the prior written consent of the Seller Guarantors, the “Financial Year” of each School Entity prior to the payment of the Deferred Consideration by the Purchaser shall be the period from 1 July to 30 June (both days inclusive) of any year.

Subject to any change to applicable laws after Completion, the rates of corporate income tax applicable to the School Entities shall be as follows:

(a)                                 BIS HCMC: 10% fixed for all Financial Years post-Completion for the term of the Investment Certificate of BIS HCMC;

(b)                                 BVIS HCMC: 0% for the first four (4) Financial Years from the 2014/2015 Financial Year; 5% for the subsequent five (5) Financial Years; and 10% thereafter for the term of the license of BVIS HCMC; and

(c)                                  BIS HANOI and BVIS HANOI: For the term of their respective licenses, 0% for the first four (4) Financial Years from the earlier of (i) the Financial Year in which the relevant School Entity makes a profit; and (ii) the third anniversary of the commencement date of the Financial Year in which the relevant School Entity commences operation; 5% for the subsequent five (5) Financial Years; and 10% thereafter.

11.                               Employees

11.1                        Employees, Employment Contracts

(a)                                 Except as required in any Target Group Entity’s normal business operations, there are no proposals to amend the terms of employment of any employee of any Target Group

Entity or terminate their employment.

(b)                                 To the Warrantors’ best knowledge, no officer, senior manager or key employee, or any group of employees of any Target Group Entity intends to terminate their employment with the Target Group Entity.

(c)                                  Each of the Target Group Entities has entered into labour contracts with all of its employees, and there is no labour or employment contract or agreement which has not been entered into pursuant to the requirements of applicable laws.

(d)                                 There are no terms of employment for employees of any Target Group Entity or consultancy agreements with any Target Group Entity which would have the effect of entitling the said employee or consultant to treat the performance of any of the transactions contemplated by the Transaction Documents as amounting to a breach of contract, to demand any payment or benefit whatsoever or to treat himself as redundant or dismissed or released from any obligation.

11.2                        Labour Unrest

There is no labour strike, labour slow down, labour claim, labour dispute or labour union organization activities pending or, to the Warrantors’ best knowledge, threatened between any Target Group Entity and its employees.

11.3                        Legal Liabilities

No material liability has been or, to the Warrantors’ best knowledge, will be incurred by any Target Group Entity for breach of any contract of employment or consultancy with any employee or consultant including without limitation redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee.

11.4                        Labour Disputes

None of the Target Group Entities is involved in, and, to the Warrantors’ best knowledge, there are no foreseeable circumstances likely to give rise to, any material employment dispute or any dispute or negotiation regarding a claim of material importance with any employee or ex-employee of any Target Group Entity or any members or ex-members of trade unions.

11.5                        Incentive Schemes

Save as Disclosed, there are no share incentive, share option or profit sharing arrangements for or affecting any employees or other workers or former employees or other former workers of any Target Group Entity.

11.6                        Benefits

(a)                                 Each of the Target Group Entities has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, incentive payments, holiday pay, annual leave pay, employees’ compensation payments, sick pay, social insurance, annual leave compensation, work injury or disability-related payments or allowances, statutory severance and all other benefits and emoluments relating to its existing and former employees in accordance with applicable laws.

(b)                                 The transactions contemplated under the Transaction Documents shall not trigger any liability or exposure of any Target Group Entity to make any contribution to any pension scheme of any of its employees.

11.7                        Compliance

To the Warrantors’ best knowledge, each of the Target Group Entities has in all material respects, complied with its obligations to or in respect of its employees and former employees, whether under the terms of their employment or under applicable laws.

11.8                        Work Permit

In respect of Vietnam work permits of substantially all of the expatriate employees of each Target Group Entity:

(a)                                 substantially all such permits have been obtained, and these are valid and subsisting and there is no reason why any of them should be suspended, cancelled or revoked; and

(b)                                 all such permits are kept at the registered office of the Target Group Entity.

12.                               Licenses and Consents

(a)                                 Each Target Group Entity had and now has, as the case may be, all licenses, permits, permissions, approvals, authorisations and consents required for its due establishment of or the conduct of its businesses, operations and other activities as now carried on, including the School Licenses.

(b)                                 There is no investigation, enquiry or proceeding outstanding or, to the knowledge of the Warrantors, anticipated, which is very likely to result in the suspension, cancellation or modification of any of such licenses, permits, permissions, approvals, authorisations and consents.

(c)                                  None of such licenses, permits, permissions, approvals, authorisations and consents has been materially breached or to the knowledge of the Warrantors is likely to be suspended, cancelled, modified or otherwise revoked (whether as a result of the entry into or completion of any of the transactions contemplated by the Transaction Documents or otherwise).

13.                               Compliance with Laws

13.1                        Compliance with General Laws

To the Warrantors’ best knowledge, each of the Target Group Entities has carried on and is carrying on its business, operations and other activities, and holds and has held its assets, in material compliance with applicable laws and the laws of any other jurisdiction in which it conducts business or is established and in material compliance with the rules of any applicable regulatory body and there have not been and are not any material:

(a)                                 breaches by any Target Group Entity of its constitutional documents;

(b)                                 breaches of any applicable laws or the requirements of any regulatory body;

(c)                                  investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against any Target Group Entity or any person for whose acts or defaults it may be vicariously liable;

(d)                                 notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure by any Target Group Entity to comply with any applicable laws, regulation, charter or constitutional document or requiring any Target Group Entity to take or omit any action; or

(e)                                  penalty or sanction in any form whatsoever imposed by any court, tribunal, arbitrator, governmental agency or regulatory body against any Target Group Entity with respect to its violation and/or failure to comply with any applicable laws, regulation, charter or constitutional document.

13.2                        Environment

There are no material existing or potential environmental and/or health and safety (including asbestos) issues or liabilities in relation to the School Properties of any School Entity.

13.3                        Legal Proceedings

There are no judgments, suits, actions, claims, proceedings or investigations existing or pending or, to the Warrantors’ best knowledge, threatened against or by the Warrantors or any Target Group Entity.  In addition, there is no action, suit, proceeding by any person or entity, or any arbitration or any administrative or other proceeding by or before any government entity or other instrumentality or agency, existing or pending or threatened, against or affecting the Warrantors or any Target Group Entity or any of their respective properties or rights.  None of the Warrantors nor any Target Group Entity is subject to any judgment, order or decree entered in any lawsuit or proceeding.

13.4                        Each transaction of the School Holding Companies and School Entities has been properly and accurately recorded on the books and records of the School Holding Companies and School Entities and each document on which entries in the School Holding Companies and School Entities’ books and records are based (including purchase orders, customer or company invoices and service agreements) is accurate and complete in all respects.  The School Holding Companies and School Entities maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the School Holding Companies and School Entities’ assets, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorisations.

13.5                        Criminal Offence

Save as Disclosed, the Warrantors are not aware of any criminal act committed by any member of staff of any Target Group Entity (whether past or present) in relation to the operations of any Target Group Entity or in relation to any of the children or students of each School Entity (such as without limit sexual harassment or interference or assault).

Part 2

Purchaser’s Warranties

The following representations and warranties are true and accurate in all respects on the date of this Agreement, and will be true and accurate in all respects on the Completion Date.

1.                                      Authority and Capacity

(a)                                 The Purchaser has the full legal right and capacity to execute, deliver and perform the Transaction Documents (to which it is a party) and the transactions contemplated thereunder.

(b)                                 The Transaction Documents (to which it is a party), once duly executed and delivered on behalf of the Purchaser, shall constitute valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms.

(c)                                  No consent, authorization, permission, approval of any third party or any governmental or public body or authority in connection with the Purchaser’s execution of the Transaction Documents (to which it is a party) is required, pending or unsatisfied.

2.                                      No Conflicts

The execution, delivery and performance of the Transaction Documents (to which the Purchaser is a party) and the consummation of the transactions contemplated thereunder will not:

(a)                                 violate, conflict with or result in the breach of any provision of the certificate of incorporation, memorandum or articles of association (or equivalent) of the Purchaser;

(b)                                 violate or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which the Purchaser is a party or by or to which the Purchaser or any of its assets or properties may be bound or subject;

(c)                                  violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon the Purchaser or upon the assets of the Purchaser; or

(d)                                 violate any statute, law or regulation of any jurisdiction.

3.                                      Incorporation

The Purchaser has been duly incorporated and is validly existing under the laws of Hong Kong.

4.                                      Ownership of the Consideration Shares

The Consideration Shares will be duly authorized for issuance prior to Completion and, when issued and delivered in accordance with the provisions of this Agreement, will be validly issued and fully paid and non-assessable and free from any Encumbrance (other than in connection with applicable securities law), and the issuance of the Consideration Shares will not be subject to pre-emptive or other similar rights and such delivery will convey to the Seller or its designated holder of the Consideration Shares good and valid title to the Consideration Shares, free and clear of any and all encumbrances (other than in connection with applicable securities law).

5.                                      Insolvency

(a)                                 For the purpose of this paragraph, “Insolvency Proceedings” means any form of bankruptcy, liquidation, receivership, rehabilitation, reconstructing, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court.

(b)                                 Neither the Purchaser nor any part of its assets or undertaking is involved in or subject to any Insolvency Proceedings.

(c)                                  The Purchaser has not stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of the relevant bankruptcy laws to which it is subject) or otherwise become insolvent in any relevant jurisdiction.

(d)                                 There are no circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of the Purchaser or any part of its assets or undertaking.

(e)                                  There are no transactions contemplated under the Transaction Documents, capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings in relation to the Purchaser or any part of its assets or undertaking (whether or not such proceedings have commenced).

SCHEDULE 8  WARRANTORS’ LIMITATIONS ON LIABILITY

1.                                The Warrantors shall have no liability for (a) any Claim by the Purchaser in respect of any of the Warrantors’ Warranties; and (b) any Tax Warranty Claim unless:

(a)                                 notice of such Claim is given in writing by the Purchaser to the Warrantors setting out reasonable details of the specific matter in respect of which the Claim is made including an estimate of the amount of such Claim, if practicable :

(i)                                    in respect of any Tax Warranty Claim, no later than the date falling on the seventh anniversary of the Completion Date; and

(ii)                                 in respect of Claims other than Tax Warranty Claims, no later than 31 October 2016;

(b)                                 in respect of any individual Claim (other than a Tax Warranty Claim), the amount that would be recoverable from the Warrantors (but for this paragraph) in respect of that Claim:

(i)                                    exceeds US$20,000; and

(ii)                                 when aggregated with any other amounts so recoverable in respect of other Claims (excluding any amounts in respect of a Claim (other than a Tax Warranty Claim) for which the Warrantors have no liability by virtue of sub-paragraph 1(b)(i) above) exceeds US$500,000 and in the event that the aggregated amounts exceed US$500,000, the Warrantors shall be liable for the entire amount.

2.                                Subject to Paragraph 5 of this Schedule 8, the total liability of the Warrantors for all Claims by the Purchaser in respect of any of the Warrantors’ Warranties (except for Tax Warranty Claims) shall not exceed an amount being equivalent to fifty per cent (50%) of the Consideration.

3.                                For the avoidance of doubt, the limitations in sub-paragraph 1(b) of this Schedule 8 shall not apply to any Tax Warranty Claim.

4.                                None of the limitations on the liability of the Warrantors set out in this Schedule 8 (whether as to the quantum of the Claim, the time limit of the Claim or otherwise) shall apply to any Claim against the Warrantors to the extent that the liability of the Warrantors in respect of that Claim arises from fraud, wilful default, dishonesty or deliberate non-disclosure on the part of any of the Warrantors.

5.                                In relation to any breach of the Warrantors’ Warranties set out in Paragraphs 1, 2, 5 and 6 of Part 1 of Schedule 7, the liability of the Warrantors shall not exceed an amount being equivalent to the Consideration.

6.                               The Purchaser acknowledges and agrees that, notwithstanding any other provision of this Agreement:

(a)                                 it has entered into this Agreement after satisfactory inspection and investigation of the affairs of the Target Group Entities and has had the opportunity to conduct thorough legal, financial, accounting, and tax due diligence reviews of the Target Group Entities and their assets and business affairs before entering into this Agreement;

(b)                                 any statement, representation, term, conduct, warranty, condition, promise or undertaking made, given, implied or agreed to by any of the Warrantors or any representative or advisor of the Warrantors in any prior negotiation, arrangement, understanding, discussion, correspondence or agreement has no effect except to the extent expressly specified in this Agreement; and

(c)                                  except for the Warrantors’ Warranties, no other statement, representation or other conduct of the Warrantors or any representative or advisor of the Warrantors has been relied on by the Purchaser or has induced or influenced the Purchaser to enter into this Agreement.

7.                                The Warrantors are not liable for any Claim, and the Purchaser shall not make any Claim against the Warrantors, under or in connection with this Agreement, to the extent that:

(a)                                the Claim is made good, offset (including as a result of any expenditure being Tax deductible) or adequately compensated for by any other means to any of the Purchaser or any Target Group Entity, including any Losses which are adequately recoverable by the Purchaser or any of its Affiliates under any policy of insurance;

(b)                                any provision, reserve, or accrual has been made (or otherwise taken account of or reflected in) in the Accounts or Completion Accounts for any fact, matter, or circumstance on which the Claim is based;

(c)                                 the Claim arises as a direct result of any wilful or negligent act or omission after the Completion Date by the Purchaser or its Affiliates or any person acting on behalf of the Purchaser or its Affiliates;

(d)                                the Claim arises as a direct result of:

(i)                                    the enactment or amendment of any legislation or regulation (including legislation which has a retrospective effect or any increase in the rates of Tax announced after the Completion Date);

(ii)                                 any change in the judicial interpretation of any law; or

(iii)                              any change in any administrative practice of any state or governmental agency, after the Completion Date;

(e)                                 the matter giving rise to the Claim is adequately remedied within sixty (60) Business Days after the Warrantors receive written notice of the Claim;

(f)                                  the Claim arises as a direct result of a failure by the Purchaser or its Affiliates to use their reasonable endeavours (including by taking all available action) to avoid or mitigate its Losses;

(g)                                 the Claim arises out of or relates to any forecast, opinion, estimate, model, budget, projection, or any other statement relating to future events;

(h)                                the Claim arises out of an act or omission by or on behalf of the Warrantors or any Target Group Entity where the Purchaser has expressly consented in writing to that act or omission; or

(i)                                    the Claim relates to any liability that is contingent, unless and until the liability becomes an actual liability and is due and payable.

SCHEDULE 9  PRE-COMPLETION

[Schedule 9 has been omitted. Schedule 9 includes provisions for pre-completion. The company agrees to provide supplementally a copy of Schedule 9 to the Commission upon request.]

SCHEDULE 10  COMPLETION ACCOUNTS

[Schedule 10 has been omitted. Schedule 10 includes provisions for preparation of the Completion Accounts and Accounting Principles. The company agrees to provide supplementally a copy of Schedule 10 to the Commission upon request.]

SCHEDULE 11  FORM OF COMPLETION ACCOUNTS

[Schedule 11 has been omitted. Schedule 11 includes a form of completion accounts. The company agrees to provide supplementally a copy of Schedule 11 to the Commission upon request.]

EXECUTION

Executed as an agreement.

MAURICE DUC HINH NGUYEN

Signature:	/s/ Maurice Duc Hinh Nguyen

THUY THU NGO

Signature:	/s/ Thuy Thu Ngo

STELLAR VIEW LIMITED

Signature:	/s/ Maurice Duc Hinh Nguyen
Name: Maurice Duc Hinh Nguyen
Title: Director

NAE HONG KONG LIMITED

Signature:	/s/ Andrew Fitzmaurice
Name: Andrew Fitzmaurice
Title: Director

NORD ANGLIA EDUCATION LIMITED

Signature:	/s/ Andrew Fitzmaurice
Name: Andrew Fitzmaurice
Title: Director

ANNEXURE 1  FORM OF MASTER SHAREHOLDERS AGREEMENT

[Annexure 1 has been omitted. Annexure 1 includes a form of master shareholders agreement. The company agrees to provide supplementally a copy of Annexure 1 to the Commission upon request.]

ANNEXURE 2  FORM OF LEASE AGREEMENTS

[Annexure 2 has been omitted. Annexure 2 includes a form of lease agreements. The company agrees to provide supplementally a copy of Annexure 2 to the Commission upon request.]

ANNEXURE 3  LIST OF DATA ROOM DOCUMENTS

[Annexure 3 has been omitted. Annexure 3 includes a list of data room documents. The company agrees to provide supplementally a copy of Annexure 3 to the Commission upon request.]

ANNEXURE 4  FORM OF AUTHORIZATION LETTER

[Annexure 4 has been omitted. Annexure 4 includes a form of authorization letter. The company agrees to provide supplementally a copy of Annexure 4 to the Commission upon request.]

ANNEXURE 5  FORM OF DEBT COMMITMENT LETTER

[Annexure 5 has been omitted. Annexure 5 includes a form of debt commitment letter. The company agrees to provide supplementally a copy of Annexure 5 to the Commission upon request.]

ANNEXURE 6  FORM OF ANNOUNCEMENTS

[Annexure 6 has been omitted. Annexure 6 includes Part 1 - Form of Press Release and Part 2 - List of Information to be Disclosed to the General Public. The company agrees to provide supplementally a copy of Annexure 6 to the Commission upon request.]